                                                                     EXHIBIT 4.2





                       STOCK PURCHASE AND SALE AGREEMENT


                           DATED AS OF JULY 24, 1996

                                 BY AND AMONG

                      RICHARD C. BLUM & ASSOCIATES, L.P.

                          PB CAPITAL PARTNERS, L.P.,

                                      AND

                              PERINI CORPORATION

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I - DEFINITIONS; CERTAIN REFERENCES....................................   1

ARTICLE II -  CLOSING..........................................................   6
    2.1       Time and Place of the Closing....................................   6
    2.2       Transactions at the Closing......................................   6

ARTICLE III - CONDITIONS PRECEDENT TO OBLIGATIONS OF RCBA OR
               PURCHASER.......................................................   6
    3.1       Compliance by Seller.............................................   7
    3.2       No Legal Action..................................................   7
    3.3       Certificate of Vote of Directors.................................   7
    3.4       Amendment of Bylaws..............................................   7
    3.5       Rights Agreement.................................................   7
    3.6       Employment Contracts.............................................   7
    3.7       American Stock Exchange..........................................   7
    3.8       Due Diligence....................................................   8
    3.9       Credit and Bonding Agreements....................................   8
    3.10      Legal Opinions...................................................   8
    3.11      Registration Rights Agreement....................................   8
    3.12      Voting Agreement.................................................   9
    3.13      Other............................................................   9
    3.14      HSR..............................................................   9

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.....................   9
    4.1       Compliance by RCBA and Purchaser.................................   9
    4.2       No Legal Action..................................................   9
    4.3       Opinion of Independent Investment Banking Firm...................   9
    4.4       Employment Contracts.............................................  10
    4.5       American Stock Exchange..........................................  10
    4.6       Credit and Bonding Agreements....................................  10
    4.7       HSR..............................................................  10
    4.8       Legal Opinions...................................................  10
    4.9       Current Ownership................................................  10

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER...........................  10
    5.1       Organization, Good Standing, Power, Authority, Etc...............  10
    5.2       Capitalization of Seller.........................................  11
    5.3       SEC Documents....................................................  11
    5.4       Authority and Qualification of Seller............................  12

    5.5      Subsidiaries......................................................  12
    5.6      Outstanding Securities............................................  12
    5.7      No Contravention, Conflict, Breach, Etc...........................  13
    5.8      Consents..........................................................  13
    5.9      No Existing Violation or Default..................................  13
    5.10     Environmental Matters.............................................  13
    5.11     Licenses and Permits..............................................  16
    5.12     Title to Properties...............................................  16
    5.13     Taxes.............................................................  16
    5.14     Litigation........................................................  18
    5.15     Labor Matters.....................................................  18
    5.16     No Illegal or Improper Transactions...............................  19
    5.17     Contracts.........................................................  19
    5.18     Finder's Fees.....................................................  19
    5.19     Financial Statements..............................................  19
    5.20     Employee Benefit Plans; ERISA.....................................  19
    5.21     Contingent Liabilities............................................  22
    5.22     No Material Adverse Change........................................  22
    5.23     Investment Company................................................  24
    5.24     Exemption from Registration; Restrictions on Offer and Sale of
             Same or Similar Securities........................................  24
    5.25     Disclosure........................................................  24

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF RCBA AND
              PURCHASER........................................................  24
    6.1      Organization, Good Standing, Power, Authority, Etc................  24
    6.2      No Conflicts; No Consents.........................................  25
    6.3      Investment Intent, Etc............................................  25
    6.4      Litigation........................................................  25
    6.5      Certain Fees......................................................  26
    6.6      Financial Ability.................................................  26

ARTICLE VII - COVENANTS OF THE PARTIES.........................................  26
    7.1      Restrictive Legends...............................................  26
    7.2      Executive Committee...............................................  26
    7.3      Seller's Board of Directors.......................................  27
    7.4      Perini Disclosure Schedule........................................  27
    7.5      Certificates for Shares and Conversion Shares To Bear Legends.....  27
    7.6      Removal of Legends................................................  29
    7.7      Pre-Closing Activities............................................  29
    7.8      Information.......................................................  29
    7.9      Shareholder Meeting...............................................  29

    7.10     Proxy Statement...................................................  29
    7.11     Registration Rights...............................................  30
    7.12     Stock Exchange Listing............................................  30
    7.13     HSR...............................................................  30
    7.14     Acquisition Proposals.............................................  30
    7.15     Publicity.........................................................  31
    7.16     Reservation of Shares.............................................  31
    7.17     Confidentiality...................................................  31
    7.18     Use of Proceeds...................................................  32
    7.19     Maintenance of Business...........................................  32

ARTICLE VIII - STANDSTILL......................................................  32
    8.1      Generally.........................................................  32
    8.2      Voting............................................................  33
    8.3      Length............................................................  33

ARTICLE IX - TERMINATION.......................................................  35

ARTICLE X - EVENTS OF DEFAULT..................................................  35
    10.1     By Seller.........................................................  35
    10.2     By Purchaser......................................................  36
    10.3     Specific Remedies.................................................  36

ARTICLE XI - SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................  37

ARTICLE XII - PERFORMANCE; WAIVER..............................................  37

ARTICLE XIII - SUCCESSORS AND ASSIGNS..........................................  37

ARTICLE XIV - MISCELLANEOUS....................................................  38
    14.1     Notices...........................................................  38
    14.2     Expenses..........................................................  39
    14.3     Governing Law.....................................................  39
    14.4     Severability; Interpretation......................................  39
    14.5     Headings..........................................................  39
    14.6     Entire Agreement..................................................  39
    14.7     Counterparts......................................................  39
    14.8     Absence of Third Party Beneficiary Rights.........................  39
    14.9     Mutual Drafting...................................................  39
    14.10    Further Representations...........................................  40
    14.11    Specific Performance; Remedies....................................  40
    14.12    Right of First Refusal; Transfer of Securities....................  40

                       STOCK PURCHASE AND SALE AGREEMENT


          This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of July 24, 1996, by and among Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA"), PB Capital Partners, L.P., a Delaware limited partnership ("Purchaser"), and Perini Corporation, a Massachusetts corporation ("Seller").

          WHEREAS, Seller is engaged primarily in the construction business; and

          WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, an aggregate of 150,150 newly issued shares ("Shares") of Series B Cumulative Convertible Preferred Stock of Seller ("Series B Cumulative Convertible Preferred Stock"), such stock being subordinate only to the existing outstanding $21.25 Convertible Exchangeable Preferred Stock ("$21.25 Preferred Stock") of Seller for the consideration and upon the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, each of RCBA, Purchaser and Seller (together "Parties") agree as follows:


                                   ARTICLE I
                        DEFINITIONS; CERTAIN REFERENCES

          The terms defined in this Section 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

          1.1 "Acquisition Proposal" has the meaning set forth in Section 7.14 of this Agreement.

          1.2  "Act" means the Securities Act of 1933, as amended.

          1.3 "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

          1.4  "Annual Report" has the meaning set forth in Section 5.5.

          1.5 "Articles of Organization" means the Articles of Organization of Seller as filed with the Office of the Secretary of State for the Commonwealth of Massachusetts, as amended from time to time.

          1.6 "Bylaw Amendments" means the Amendments to the Bylaws of the Seller, to be approved by the Board of Directors prior to the Closing Date and submitted by the Seller to the shareholders of Seller for ratification at the Shareholder Meeting, a true and correct copy of which is attached as Exhibit 1.6 hereto.

          1.7 "Certificate of Vote of Directors" means the Certificate of Vote of Directors classifying 500,000 shares as Series B Cumulative Convertible Preferred Stock, to be filed by Seller with the Office of the Secretary of State for the Commonwealth of Massachusetts on or prior to the date and time of the Closing, a true and correct copy of the text of which is attached as Exhibit 1.7 hereto.

          1.8 "Closing" has the meaning set forth in Section 2.1 of this Agreement.

          1.9 "Closing Date" has the meaning set forth in Section 2.1 of this Agreement.

          1.10 "Common Stock" means the common stock, par value $1.00 per share, of Seller.

          1.11 "Conversion Shares" means the shares of Common Stock issuable or issued upon conversion of the Shares pursuant to the terms of this Agreement and the Certificate of Vote of Directors.

          1.12 "Encumbrance" has the meaning set forth in Section 5.5 of this Agreement.

          1.13 "Environmental Claims" means any and all claims, actions, causes of action, or other written notices by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or civil or criminal penalties) arising out of or resulting from (i) the presence or release into the environment of any Hazardous Material at any location, whether or not owned or operated by the Seller or any Subsidiary of Seller, or (ii) any violation of any Environmental Laws.

          1.14 "Environmental Laws" means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, judicial orders, decrees, codes, injunctions, permits, consent decrees, consent orders and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

          1.15 "Environmental Permits" means any and all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary for the business of the Seller and the Subsidiaries as currently conducted.

          1.16 "Environmental Subsidiary" means Perini Environmental Services, Inc.

          1.17 "ERISA" has the meaning set forth in Section 5.20(b) of this Agreement.

          1.18 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          1.19 "Government Entity" means any foreign, federal, state, or local court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority.

          1.20 "Hazardous Materials" means any and all toxic, radioactive, caustic or otherwise hazardous substances or pollutants, including petroleum, its derivatives, by-products and other hydrocarbons regulated by, or for which liability may be imposed under, Environmental Laws.

          1.21 "Knowledge of Seller" means to the actual knowledge of (i) any executive officer or director of the Seller or any Subsidiary of Seller or (ii) a person who is listed on Exhibit 1.21, which exhibit will be agreed upon by the parties and filed together with the Perini Disclosure Schedule.

          1.22 "Licenses" has the meaning set forth in Section 5.10(g) of this Agreement.

          1.23  "Material Adverse Effect" has the meaning set forth in Section
5.4 of this Agreement.

          1.24 "Multiemployer Pension Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          1.25 "New Directors" has the meaning set forth in Section 7.3 of this Agreement.

          1.26 "Perini Securities" has the meaning set forth in Section 8.1(a) of this Agreement.

          1.27 "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a Government Entity.

          1.28 "Proxy Statement" means the proxy statement to be sent to the shareholders of Seller in connection with the Shareholder Meeting of Seller with respect to, among other matters, the Shareholder Meeting Matters.

          1.29 "Purchase Price" means $200.00 multiplied by the number of Shares to be purchased by Purchaser and $30,030,000 in the aggregate.

          1.30 "Purchaser" has the meaning set forth in the first recital of this Agreement.

          1.31 "RCBA" has the meaning set forth in the first recital of this Agreement.

          1.32 "Registration Rights Agreement" means the Registration Rights Agreement to be dated as of the date of the Closing among Seller and the Purchaser, in substantially the form attached as Exhibit 1.32 hereto which shall be revised to include additional provisions governing notice, indemnification, black-out rights and hold back agreements, as amended, supplemented and modified from time to time in accordance with the terms thereof.

          1.33 "Representatives" has the meaning set forth in Section 3.8 of this Agreement.

          1.34 "Rights Agreement" means the rights agreement between Perini Corporation and The First National Bank of Boston dated September 23, 1988, as amended.

          1.35  "SEC" means the Securities and Exchange Commission.

          1.36 "SEC Documents" means all documents filed by Seller with the SEC since January 1, 1993.

          1.37 "Seller Plan" means each "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and any other employee benefit, bonus, fringe benefit, deferred compensation, equity based compensation, severance and welfare plan, employment or severance agreement and any similar arrangement that is maintained or contributed to by Seller or any Subsidiary for the benefit of any employee or former employee or director or former director of Seller or any Subsidiary, in such capacity, and any other plan for which Seller or any Subsidiary could incur liability under Section 412 of the Code or Title IV of ERISA other than Multiemployer Pension Plans.

          1.38 "Shareholder Meeting" has the meaning set forth in Section 7.9 of this Agreement.

          1.39  "Shareholder Meeting Matters" has the meaning set forth in
Section 7.9 of this Agreement.

          1.40 "Shares" has the meaning set forth in the second recital of this Agreement.

          1.41 "Special Default" has the meaning specified in the Certificate of Vote of Directors.

          1.42 "Standstill Period" has the meaning set forth in Section 8.3 of this Agreement.

          1.43 "Stock Purchase" means the purchase of Series B Cumulative Convertible Preferred Stock by Purchaser from Seller under this Agreement.

          1.44 "Subsidiary" means, with respect to Seller, any corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly by Seller.

          1.45 "Taxes" means any and all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, employment, severance, pay as you earn, withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes.

          1.46 "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

          1.47 "Transaction Documents" means this Agreement, the Bylaw Amendments, the Certificate of Vote of Directors, the Registration Rights Agreement, and the Voting Agreement.

          1.48 "Transfer Restricted Security" means a share of Series B Cumulative Convertible Preferred Stock, a Conversion Share, and any other security which has not been either effectively registered under the Act or distributed to the public pursuant to Rule 144 under the Act until such share of Series B Cumulative Convertible Preferred Stock, Conversion Share, or other security (i) has been effectively registered under the Act and disposed of in accordance with a registration statement filed under the Act covering it or (ii) is distributed to the public pursuant to Rule 144 under the Act.

          1.49 "Voting Agreement" means the Voting Agreement among Purchaser, Seller, David B. Perini, Bart Perini, Ronald Tutor and Tutor-Saliba Corporation, and, if agreed, Perini Memorial Foundation and David B. Perini Testamentary Trust under the will of Louis R. Perini, substantially in the form attached hereto as Exhibit 3.12.


                                  ARTICLE II
                                    CLOSING

          2.1  Time and Place of the Closing.  Seller shall as promptly as
               -----------------------------
practicable notify Purchaser, and Purchaser shall as promptly as practicable notify Seller when the conditions, contained in Articles III and IV hereof, to such party or parties' obligation to effect the Stock Purchase have been satisfied. The closing of the Stock Purchase (the "Closing") shall take place at the offices of Morris, James, Hitchens & Williams, 222 Delaware Avenue, Wilmington, Delaware 19899, or such other location within Delaware as the parties may mutually agree, on September 9, 1996 or within one thirty (30) day extension thereof on the election of any party in the event the conditions set forth in Sections 3.9, 3.14, 4.6 and 4.7 have not been met (the "Closing Date"), and shall be effective as of 12:01 a.m. on the Closing Date, unless another date, effective time, or place is agreed to in writing by Purchaser and Seller.

          2.2  Transactions at the Closing.  At the Closing, subject to the
               ---------------------------
terms and conditions of this Agreement, Seller shall issue and sell to Purchaser and Purchaser shall purchase the Shares. At the Closing, Seller shall deliver to Purchaser a certificate or certificates representing the number of Shares to be purchased registered in the name of Purchaser or its nominee against payment of the Purchase Price with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by Seller.


                                  ARTICLE III
            CONDITIONS PRECEDENT TO OBLIGATIONS OF RCBA OR PURCHASER

          The obligations of RCBA, Purchaser to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by RCBA and Purchaser at or prior to the Closing):

          3.1  Compliance by Seller.  All of the terms, covenants and conditions
               --------------------
of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes expressly contemplated by this Agreement and except for representations and warranties that are made as of a specific time which shall be true and correct in all material respects only as of such time.

          3.2  No Legal Action.  No action, suit, investigation or other
               ---------------
proceeding relating to the transactions contemplated hereby shall have been instituted before or threatened by any Government Entity which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

          3.3  Certificate of Vote of Directors.  The Certificate of Vote of
               --------------------------------
Directors shall have been filed for record with the Office of the Secretary of the Commonwealth for the Commonwealth of Massachusetts and shall have become effective.

          3.4  Amendment of Bylaws.  The Bylaw Amendments shall have been
               -------------------
approved and made effective by the Board of Directors of the Seller subject to Closing.

          3.5  Rights Agreement.  The Rights Agreement shall be in full force
               ----------------
and effect and not have been otherwise amended, modified or supplemented on or after the date of this Agreement; provided, however, that the Board of Directors
                                  --------  -------
of the Seller shall have amended or waived provisions of the Rights Agreement such that neither the execution nor the delivery of this Agreement and the other Transaction Documents nor the fulfillment of the terms of this Agreement by the Seller nor the issuance of shares of Conversion Stock as herein contemplated will cause there to be a Stock Acquisition Date or a Distribution Date (as those terms are defined in the Rights Agreement).

          3.6  Employment Contracts.  David B. Perini, Richard J. Rizzo, John H.
               --------------------
Schwartz, Bart Perini and Donald E. Unbekant shall have each signed employment or other agreements with Seller reflecting the terms set forth at Exhibit 3.6., in forms reasonably acceptable to both Seller and RCBA.

          3.7  American Stock Exchange. RCBA and Purchaser shall have received
               -----------------------
satisfactory assurance from the American Stock Exchange (the "Exchange"), in a form reasonably satisfactory to RCBA and Purchaser, that:

               (a) upon ratification within one year hereof of the sale of Shares described in this Agreement by shareholders of Seller (including holders of the Shares) in accordance with the rules of the Exchange, all Common Stock into which the shares are convertible will be eligible for listing on the Exchange upon such conversion; and

               (b) consummation of the transaction will not cause any securities of the Seller already listed on the American Stock Exchange to lose their listing privileges.

          3.8  Due Diligence.  RCBA shall be fully satisfied in its sole
               -------------
discretion with the results of its review of, and its due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and conditions (financial or otherwise) of Seller (including Exhibit 1.21 and the Perini Disclosure Schedule). RCBA shall be deemed to be so satisfied unless it notifies Seller in writing at or prior to the expiration of the forty-five day period provided in this Section that RCBA is terminating this Agreement because it is not so satisfied. For forty-five (45) days after the date on which this Agreement is entered into, Seller shall (and shall cause each of the Subsidiaries to) cooperate promptly and fully with RCBA or Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") and shall afford such Representatives reasonable access during normal business hours to all of its (1) sites, properties, books, contracts and records and personnel and advisers (who will be instructed by Seller to cooperate) and (2) such additional financial and operating data and other information as to its business and properties as RCBA may from time to time reasonably request, including without limitation, access upon reasonable request to Seller's Representatives, major customers, vendors, suppliers and creditors for due diligence inquiry and (3) Seller shall (and shall cause each of the Subsidiaries to) furnish promptly to RCBA or Purchaser all information concerning its business, properties and personnel as RCBA or Purchaser or their Representatives may reasonably request during this 45-day period, provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of Seller's business. RCBA and Purchaser will keep all information and documents obtained pursuant to this Section 3.8 on a confidential basis subject to Section 7.17.

          3.9  Credit and Bonding Agreements.  Renegotiation and confirmation of
               -----------------------------
all credit and bonding agreements between Seller and the parties listed on
Exhibit 3.9 shall have been accomplished in a manner reasonably satisfactory to RCBA and Seller, including receipt by Seller of all necessary consents to the Transaction Documents and the transactions contemplated therein.

          3.10 Legal Opinions. Seller shall have furnished to RCBA and Purchaser
               --------------
on the Closing Date the opinion of Goodwin, Procter & Hoar LLP, dated the Closing Date, in form reasonably satisfactory to RCBA and Purchaser.

          3.11   Registration Rights Agreement.  Seller shall have executed and
                 -----------------------------
delivered at the Closing the Registration Rights Agreement.

          3.12 Voting Agreement.  David B. Perini shall have used his best
               ----------------
efforts to have the Perini Testamentary Trust and the David Perini Foundation execute the Voting Agreement. Purchaser, Seller, David B. Perini, Bart Perini, Ronald Tutor and Tutor-Saliba Corporation and, if they so agree, Perini Memorial Foundation and David B. Perini Testamentary Trust under the will of Louis R. Perini shall each have executed the Voting Agreement substantially in the form attached as Exhibit 3.12.

          3.13 Other.  Seller shall have furnished to RCBA and Purchaser such
               -----
executed and conformed copies of such certificates, letters and documents as the RCBA and Purchaser may reasonably request and as are customary for transactions such as those contemplated by this Agreement.

          3.14 HSR.  The waiting period under the Hart-Scott-Rodino Antitrust
               ---
Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated, if applicable.


                                  ARTICLE IV
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          The obligations of Seller to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by Seller at or prior to the Closing):

          4.1  Compliance by RCBA and Purchaser.  All of the terms, covenants
               --------------------------------
and conditions of this Agreement to be complied with and performed by either RCBA or Purchaser at or prior to the Closing shall have been complied with and performed by such entity in all material respects, and the representations and warranties made by RCBA and Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement.

          4.2  No Legal Action.  No action, suit, investigation or other
               ---------------
proceeding relating to the transactions contemplated hereby shall have been instituted before or threatened by any Government Entity which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

          4.3  Opinion of Independent Investment Banking Firm.  Seller shall
               ----------------------------------------------
have been advised in writing by J. P. Morgan Company and an independent investment banking firm reasonably satisfactory to Seller (other than J. P. Morgan Company), that in such banking firms' opinion, the Purchase Price is fair, from a financial viewpoint, to the Seller and its stockholders.

          4.4  Employment Contracts.  David B. Perini, Richard J. Rizzo, John H.
               --------------------
Schwartz, Bart Perini and Donald E. Unbekant shall have each signed employment or other agreements with Seller reflecting the terms set forth in Exhibit 3.6 in forms reasonably acceptable to both Seller and RCBA.

          4.5  American Stock Exchange. Seller shall have received satisfactory
               -----------------------
assurance from the American Stock Exchange (the "Exchange"), in a form reasonably satisfactory to Seller, that consummation of the transaction will not cause Seller or any securities of the Seller already listed on the American Stock Exchange to lose their listing privileges.

          4.6  Credit and Bonding Agreements.  Renegotiation and confirmation of
               -----------------------------
all credit and bonding agreements between Seller and the parties listed on
Exhibit 3.9 shall have been accomplished in a manner reasonably satisfactory to RCBA and Seller, including receipt by Seller of all necessary consents to the Transaction Documents and the transactions contemplated therein.

          4.7  HSR.  The waiting period under the Hart-Scott-Rodino Antitrust
               ---
Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated, if applicable.

          4.8  Legal Opinions. RCBA and Purchaser shall have furnished to Seller
               --------------
on the Closing Date the opinion of Wilmer, Cutler & Pickering, dated the Closing Date, in form reasonably satisfactory to Seller.

          4.9  Current Ownership.  Except for Ronald Tutor and Tutor-Saliba,
               -----------------
investors in Purchaser shall not include any Person that holds more than 1% of Perini Stock without the prior written consent of Seller.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth on the Perini Disclosure Schedule, Seller hereby represents and warrants to RCBA and Purchaser as follows:

          5.1  Organization, Good Standing, Power, Authority, Etc.  Seller and
               --------------------------------------------------
each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller has the full corporate power and authority to execute and deliver this Agreement and each other Transaction Document and to perform its obligations under this Agreement and each other Transaction Document. Seller has taken all action required by law, its Articles of Organization, its by-laws or otherwise required to be taken by it to authorize the execution, delivery and performance by it of this Agreement and each other Transaction Document. This Agreement is, and after the Closing each other Transaction Document will be, a valid and binding obligation of Seller, enforceable in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws. True and complete copies of the Articles of Organization and bylaws of Seller as in effect on the date hereof are attached as Exhibit 5.1 hereto.

          5.2  Capitalization of Seller.
               ------------------------

               (a) After giving effect to the Certificate of Vote of Directors, the authorized stock of Seller will at the Closing consist of: 15,000,000 shares of Common Stock, of which at July 24, 1996, 4,847,853 shares were outstanding; 100,000 shares of $21.25 Convertible Exchangeable Preferred Stock, of which at July 24, 1996, 100,000 share were outstanding; 200,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, none of which shares were outstanding at July 22, 1996. Since March 31, 1996, the Seller has only issued 117,174 shares of Common Stock in accordance with the terms of its employee benefit plans as in existence on March 31, 1996, and 6,925 shares of Common Stock in accordance with the quarterly payment of the annual retainer portion of directors' fees, in all cases in the ordinary course of business and in a manner and in amounts consistent with past practice.

               (b) All of the shares of Series B Cumulative Convertible Preferred Stock issued at the Closing or issued as dividends pursuant to the Articles of Organization and the Certificate of Vote of Directors will be duly authorized, validly issued, fully paid and nonassessable and entitled to the benefits of, and have the terms and conditions set forth in, the Articles of Organization and the Certificate of Vote of Directors. The Conversion Shares will be reserved and will be duly authorized for issuance and, when issued in accordance with the Articles of Organization and the Certificate of Vote of Directors, will be duly and validly issued, fully paid and nonassessable.

               (c) All outstanding shares of stock of Seller have been duly authorized, are validly issued, fully paid and nonassessable, are free of preemptive rights, were not issued in violation of the terms of any agreement or other understanding binding upon or known to the Seller and have been issued in compliance with all applicable federal and state securities or "blue sky" laws. No further approval or authority of the shareholders or of the Board of Directors of Seller will be required for the consummation by Seller of the transactions contemplated by this Agreement and each of the other Transaction Documents, except for approval of the Shareholder Meeting Matters at the Shareholder Meeting.

          5.3  SEC Documents.  Each of the SEC Documents, as of the date of its
               -------------
filing with the SEC and as of the Closing, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          5.4  Authority and Qualification of Seller.  Seller has the corporate
               -------------------------------------
power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted. Seller is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, prospects or condition (financial or otherwise) of Seller and the Subsidiaries taken as a whole (each a "Material Adverse Effect").

          5.5  Subsidiaries.  Exhibit 22 to Seller's Annual Report on Form 10-K
               ------------
for the year ended December 31, 1995 as filed with the SEC ("Annual Report") is a true, accurate and correct statement of all of the information required to be set forth in Exhibit 21 by the regulations of the SEC. Each Subsidiary has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement, all of the outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and all capital stock of Subsidiaries owned by Seller, directly or through Subsidiaries (other than directors' qualifying shares), are free and clear of any mortgage, pledge, lien, security interest, restriction upon voting or transfer, claim or encumbrance of any kind ("Encumbrance") (other than such transfer restrictions as may exist under federal and state securities laws), and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity) other than Seller to acquire any such capital stock, any additional capital stock or any other securities of any Subsidiary.

          5.6  Outstanding Securities.  Except as set forth in the SEC Documents
               ----------------------
filed with the SEC prior to the date of this Agreement and except as contemplated by this Agreement, there are no outstanding (a) securities or obligations of Seller convertible into or exchangeable for any capital stock of Seller, (b) warrants, rights or options to subscribe for or purchase from Seller any such capital stock or any such convertible or exchangeable securities or obligations or (c) obligations of Seller to issue such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

          5.7    No Contravention, Conflict, Breach, Etc.  The execution,
                 ---------------------------------------
delivery and performance of each of this Agreement and each of the other Transaction Documents by Seller and the consummation of the transactions herein and therein contemplated will not (a) contravene any provision of the Articles of Organization, by-laws or other organization documents of it or of any of the Subsidiaries, or (b) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets or properties of it or of any of the Subsidiaries under, any statute, rule, regulation, order or decree of any Government Entity having jurisdiction over it or the Subsidiaries or any of its or their respective properties, assets or operations, or any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which it or any of the Subsidiaries is a party or by which it or any such Subsidiary is bound or to which any of the properties, assets or operations of it or any such Subsidiary is subject which conflict, breach, violation, default, creation or imposition has, or will have, individually or in the aggregate, a Material Adverse Effect.

          5.8  Consents.  No consent, approval, authorization, order,
               --------
registration, filing or qualification of or with any (a) Government Entity or
(b) other third party (whether acting in an individual, fiduciary or other capacity) is required for the consummation of the transactions contemplated by this Agreement or by any of the other Transaction Documents to be performed by Seller, except (i) shareholder approval at the Shareholder Meeting, (ii) such as will have been obtained and made and will be in full force and effect as of the Closing and (iii) such as may be required under the Act and state securities laws in connection with the performance by Seller of its obligations under the Registration Rights Agreement.

          5.9  No Existing Violation or Default.  Neither Seller nor any of the
               --------------------------------
Subsidiaries is in violation of (a) its charter, by-laws or other organization documents or (b) any applicable law, ordinance, administrative or governmental rule or regulation or (c) any order, decree or judgment of any Government Entity having jurisdiction over Seller or any Subsidiary. The properties, assets and operations of Seller and the Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety.

          5.10   Environmental Matters.
                 ---------------------

                 (a)  Compliance.
                      ----------

                      (i) Seller and Subsidiaries are in compliance with all applicable Environmental Laws except where the failure to comply does not have a Material Adverse Effect.

                      (ii) Neither Seller nor any Subsidiary has received any written communication from any Person or Government Entity that alleges that Seller or any Subsidiary is not in compliance with applicable Environmental Laws.

                 (b)  Environmental Permits. Seller and the Subsidiaries have
                      ---------------------
all Environmental Permits necessary for the conduct and operation of their business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Seller and the Subsidiaries are in compliance with all terms and conditions of all such Environmental Permits.

                 (c)  Environmental Claims.
                      --------------------

                      (i) There is no Environmental Claim pending or, to the Knowledge of Seller, threatened against Seller or any Subsidiary, or against any real or personal property or operation that Seller or any Subsidiary owns, leases or manages, in whole or in part.

                     (ii) Neither Seller nor any Subsidiary has received notice that Seller or any Subsidiary is liable for any response, removal, investigative, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. (S) 9601 et seq., or under any similar state statute.

                    (iii) To the Knowledge of Seller, all Hazardous Materials generated by Seller or any Subsidiary have been transported, stored, treated, or disposed of by carriers or treatment, storage and disposal facilities authorized or permitted under all applicable Environmental Laws.

                     (iv) (a) Seller and the Subsidiaries have fully complied with all applicable provisions of any Environmental Laws that condition, restrict or prohibit the transfer, sale, lease or closure of any property for environmental reasons; (b) neither Seller nor any Subsidiary is required to place any notice or restriction relating to the presence of Hazardous Materials in any instrument or deed to any real property owned, leased or operated by it;
(c) no environmental lien has attached to any portion of the real property owned or leased by Seller or any Subsidiary; and (d) no governmental actions have been taken or are in progress that could subject any or all of the foregoing to any such lien.

                 (d) Release of Hazardous Materials. To the Knowledge of Seller,
                     ------------------------------
there has not been any release of Hazardous Materials at or from any facility or real property owned, operated or leased by Seller or any Subsidiary, except for de minimis releases that would not reasonably be expected to give rise to
-- -------
liability under the Environmental Laws.

                 (e) Underground Storage. To the Knowledge of Seller, there are
                     -------------------
not now any underground storage tanks on or at any real property leased or operated by the Seller or any Subsidiary.

                 (f) Asbestos, PCBs, Etc.  To the Knowledge of Seller, no
                     -------------------
polychlorinated biphenyls ("PCBs"), asbestos-containing material ("ACM"), or urea formaldehyde insulation is present at any of the real property currently owned, leased or operated by Seller or any Subsidiary in such condition or under such circumstances as would reasonably be expected to give rise to an Environmental Claim, and Seller and the Subsidiaries have complied in all material respects with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ACM or PCBs located on any real property leased or operated by Seller or any Subsidiary.

                 (g) Environmental Subsidiary. As to the Environmental
                     ------------------------
Subsidiary, in addition to the other representations and warranties contained in this Section 5.10:

                     (i) There are no claims, actions, causes of action, or other written notices pending or, to the Knowledge of Seller, threatened against Seller or any Subsidiary under the Environmental Laws, contract, common law or otherwise, arising from the Environmental Subsidiary's provision of materials or services to any Person or entity;

                    (ii) The Environmental Subsidiary is not listed as the generator of any Hazardous Material on any waste manifest or other document prepared pursuant to the Environmental Laws, contract or otherwise, and the Environmental Subsidiary has not assumed, under the Environmental Laws, contract or otherwise, the responsibilities or liabilities of the generator of any Hazardous Material;

                   (iii) To the Knowledge of Seller, the Environmental Subsidiary has not performed, and has not provided materials or services used in the performance of, any remedial action taken pursuant to the Environmental Laws, where the remedial action is not, or it is alleged by any Person or entity that the remedial action is not, constructed and operating in accordance with the Environmental Laws, contract and other applicable requirements; and

                    (iv) To the knowledge of Seller, there are no claims, actions, causes of action, or other written notices pending or threatened against Seller or any Subsidiary under the Environmental Laws, contract, common law or otherwise, arising from the Environmental Subsidiary's provision of materials or services to any Person or entity, that are not subject to coverage under the Environmental Subsidiary's insurance policies, except where such claims, actions, causes of action or other written notice will not have a Material Adverse Effect.


           5.11  Licenses and Permits.  Seller and the Subsidiaries have such
                 --------------------
certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("Licenses") as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such licenses which the failure to have or to be in full force and effect individually or in the aggregate do not have a Material Adverse Effect. To Seller's Knowledge, after due inquiry, Seller and the Subsidiaries are in compliance in all material respects with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate do not have a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Licenses.

           5.12  Title to Properties.  Seller and the Subsidiaries have
                 -------------------
sufficient title to all material properties (real and personal) owned by Seller and the Subsidiaries which are necessary for the conduct of the business of Seller and the Subsidiaries as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of the business of Seller and the Subsidiaries, taken as a whole, and to the best of Seller's knowledge, after due inquiry, all material properties held under lease by Seller or the Subsidiaries are held under valid, subsisting and enforceable leases.

          5.13   Taxes.
                 -----

                 (a) Seller and each Subsidiary has (i) duly filed (or there have been filed on its behalf) with the appropriate Government Entities all Tax Returns required to be filed by it on or prior to the date hereof, all of which such Tax Returns were correct and complete in all respects and (ii) duly paid in full or made provision in accordance with generally accepted accounting principles on the Closing Date Balance Sheet (or there has been paid or provision has been made on its behalf) for the payment of all Taxes for all periods ending through the date hereof;

                 (b) Seller and each Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

                 (c) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Seller or any Subsidiary;

                 (d) the income Tax Returns of Seller and each Subsidiary have been examined by the Internal Revenue Service and the applicable state or local tax authorities for all periods through and including December 31, 1989 (or the applicable statutes of limitation for the assessment of income Taxes for such periods have expired), and no deficiencies were asserted as a result of such examinations that have not been resolved and fully paid; neither Seller nor any Subsidiary has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes for which Seller or any Subsidiary may be liable;

                 (e) there are no Tax liens outstanding against any assets, properties or business of Seller or any Subsidiary;

                 (f) neither Seller nor any Subsidiary has filed a consent under
Section 341(f) of the Code to be treated as a collapsible corporation;

                 (g) neither Seller nor any Subsidiary has made any payments, is obligated to make any payments or is a party to any agreement which under certain circumstances could obligate it to make any payments which will not be deductible under Section 280G of the Code;

                 (h) neither Seller nor any Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

                 (i) correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller or any Subsidiary since January 1, 1993 have been made available to Purchaser and RCBA for their review;

                 (j) the aggregate unpaid Taxes of the Seller and Subsidiaries did not, as of March 31, 1996, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent SEC Document, and the aggregate unpaid Taxes of Seller and Subsidiaries do not exceed that reserve as adjusted for payments and accruals made through the Closing Date in accordance with the past custom and practice of Seller and Subsidiaries in filing their Tax Returns; and

                 (k) neither Seller nor any Subsidiary is a party to any tax sharing, tax indemnity or other agreement or arrangement relating to Taxes with any Person.

          5.14 Litigation.  Except as set forth in SEC Documents filed with the
               ----------
SEC prior to the date of this Agreement, there are no pending actions, suits, proceedings, arbitrations or investigations against or affecting Seller or any of the Subsidiaries or any of their respective properties, assets or operations, or with respect to which Seller or any of the Subsidiaries is responsible by way of indemnity or otherwise, that are required under the Exchange Act to be described in such SEC Documents, that questions the validity of this Agreement or any of the other Transaction Documents or any action to be taken pursuant to this Agreement or any of the other Transaction Documents, or that would singly or in the aggregate, with all such other actions, suits, investigations or proceedings, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or any of the other Transaction Documents; and, to the best Knowledge of Seller, after due inquiry, except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no such actions, suits, proceedings or investigations are threatened or contemplated and there is no basis for any such action, suit, proceeding or investigation.

          5.15 Labor Matters.
               -------------

               (a) Neither Seller nor any Subsidiary is engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, and Seller and each Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health;

               (b) there is no unfair labor practice charge or complaint pending or threatened against Seller or any Subsidiary before the National Labor Relations Board nor is there any grievance or any arbitration proceeding arising out of or under collective bargaining agreements pending or threatened, and there is no basis for any such charge, complaint or grievance;

               (c) there is no labor strike, lockout, slow-down, employment related arbitration, or work stoppage pending or threatened against Seller or any Subsidiary;

               (d) neither Seller nor any Subsidiary has experienced any significant work stoppage nor has Seller or any Subsidiary been a party to any proceedings before the National Labor Relations Board for the past three years or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the past three years;

               (e) there is no charge or compliance proceeding actually pending or threatened against Seller or any Subsidiary before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and

               (f) neither Seller nor any Subsidiary has received notice of the intent of any Government Entity responsible for the enforcement of labor or employment laws to conduct an investigation, and no such investigation is in progress.

          5.16 No Illegal or Improper Transactions.  Neither Seller nor any
               -----------------------------------
Subsidiary has, nor, to the Knowledge of Seller, has any director, officer or employee of Seller or any Subsidiary, directly or indirectly, used funds or other assets of Seller or any Subsidiary, or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (c) illegal payments to or for the benefit of any Person, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and, to the Knowledge of Seller, there have been no false or fictitious entries made in the books or records of Seller or any Subsidiary.

          5.17 Contracts.  All of Seller's material contracts that are required
               ---------
to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC Documents or filed as exhibits thereto and are in full force and effect. Neither Seller nor any of the Subsidiaries nor, to the best knowledge of Seller, any other party is in breach of or default under any such contracts except for such breaches and defaults as in the aggregate have not had and would not have a Material Adverse Effect.

          5.18 Finder's Fees.  Except as set forth on the Perini Disclosure
               -------------
Schedule, no broker, finder or other party is entitled to receive from Seller, any of the Subsidiaries or any other Person any brokerage or finder's fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement.

          5.19 Financial Statements.  The audited consolidated financial
               --------------------
statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present the financial condition, results of operations, cash flows and changes in stockholders' equity of the Seller and the Subsidiaries at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents present fairly the financial condition, results of operations and cash flows of Seller and the Subsidiaries at the dates and for the periods to which they relate, subject to year-end audit adjustments (consisting only of normal recurring accruals), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis substantially consistent with that of the audited financial statements referred to above except as otherwise stated therein.

          5.20   Employee Benefit Plans; ERISA.
                 -----------------------------

                 (a) Schedule 5.20(a) lists each Seller Plan. Seller has heretofore made available to Purchaser, if applicable, true and complete copies of each of the following documents: (i) a copy of each such Seller Plan (including all amendments thereto) or a description of each unwritten plan; (ii) a copy of the Forms 5500 filed with the Internal Revenue Service with respect to each such Seller Plan for the last two years; (iii) a copy of the actuarial report, if any, with respect to each such Seller Plan for the last two years;
(iv) if the Seller Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (v) the most recent determination letter received from the Internal Revenue Service with respect to each Seller Plan that is intended to be qualified under Section 401 of the Code; (vi) the most recent summary plan description; and (vii) any forms filed with Pension Benefit Guaranty Corporation and any Forms 5310 or 5330 filed with the Internal Revenue Service within the last three years.

                 (b) (i) none of the Seller Plans is or has been subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) there is no outstanding or contingent liability under Title IV of ERISA with respect to any Seller Plan; (iii) full and timely payment has been made of all amounts that Seller and each Subsidiary are required to pay as a contribution to the Seller Plans; (iv) each of the Seller Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and (v) no Seller Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Seller or any Subsidiary beyond their retirement or other termination of service (other than (1) coverage mandated by Section 4980B of the Code or state health continuation laws, (2) death benefits or retirement benefits under any funded "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, which is a qualified plan under
Section 401(a) of the Code, and (3) deferred compensation, severance, vacation or other welfare benefits accrued and identified as liabilities on the books of Seller and Subsidiaries).

                 (c) Neither Seller nor any of its ERISA Affiliates is contributing to or is obligated to contribute to a Multiemployer Pension Plan nor does Seller or any Subsidiary have any outstanding liability with respect to any Multiemployer Pension Plan. Neither the Seller nor any of its ERISA Affiliates has incurred or expects to incur any liability, except for ongoing funding obligations, under Title IV of ERISA with respect to any Multiemployer Pension Plan.

                 (d) Neither Seller nor any Subsidiary has, since January 1, 1996, made any commitment (i) to create any additional Seller Plan or to modify in any material respect any existing Seller Plan covering employees engaged in its businesses or (ii) to create or modify in any material respect any salary, bonus, and/or profit-sharing arrangement covering such employees.

                 (e) Neither Seller nor any Subsidiary and no Seller Plan (nor any trust created thereunder nor any trustee or administrator thereof) has engaged in any transaction, taken any action, or failed to take any action in connection with which Seller or any Subsidiary could be subject (whether directly or indirectly or as indemnitor) to any liability (whether actual or contingent) or material civil penalty assessed pursuant to Sections 409, 502(c), 502(i), 502(l), or 4071 of ERISA or material tax or material penalty imposed pursuant to Sections 4971, 4972, 4975 to 4980A, or 5000 of the Code. All returns and reports that were required to be filed with any Government Entity with respect to Seller Plans have been filed on a timely basis and were correct and complete in all material respects.

                 (f) There are no pending, threatened, or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any Seller Plan. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, the Department of Labor, or Pension Benefit Guaranty Corporation, nor are there any matters pending with respect to any Seller Plan with the Internal Revenue Service under its Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

                 (g) Each Seller Plan has been operated in all material respects in accordance with its terms and with applicable Law.

                 (h) Except for ongoing funding obligations, no liability under Title IV of ERISA has been or is expected to be incurred by Seller or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA (a "Title IV Pension Plan"), currently or formerly maintained by any of them, or any single-employer plan (an "ERISA Affiliate Plan") of any entity that is considered one employer with the Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither any Seller Plan which is a funded employee pension benefit plan ("Pension Plan") nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Seller nor any Subsidiary has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code. Neither Seller nor any ERISA Affiliate is, or, within the last seven years has been, a participating employer under a multiple employer plan within the meaning of
Section 4063 or 4064 of ERISA.

                 (i) Except for the Employment Contracts referenced in Section 3.6, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any employee or former employee. Each Seller Plan may be unilaterally amended or terminated without liability except as to benefits accrued thereunder prior to the amendment or termination.

          5.21 Contingent Liabilities.  Except as fully reflected or reserved
               ----------------------
against in the financial statements included in the Annual Report or the Quarterly Report, or disclosed in the footnotes contained in such financial statements, Seller and Subsidiaries had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, that were material either individually or in the aggregate to Seller and Subsidiaries taken as a whole. Except as so reflected, reserved, or disclosed, Seller and Subsidiaries have no commitments which are materially adverse either individually or in the aggregate to Seller and Subsidiaries taken as a whole.

          5.22 No Material Adverse Change.  Since the latest date as of which
               --------------------------
information with respect to the following items is given in the SEC Documents filed prior to July 24, 1996 and except as contained in the Transaction Documents and the transactions contemplated therein, there has not been:

               (a) any change that by itself or together with other changes has a Material Adverse Effect; or

               (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Seller; or

               (c) except as provided for in this Agreement and the other Transaction Documents, any change in the authorized capital of Seller or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments; or

               (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Seller; or

               (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Seller to any of its officers directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increased for employees in accordance with past practice; or

                 (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of Seller; or

                 (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of Seller to any person; or

                 (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Seller, provided that Seller may negotiate and
                                     --------
adjust bills in the course of good faith disputes with customers in a manner consistent with past practice; or

                 (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights; or

                 (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of Seller; or

                 (k) any waiver of any material rights or claims of Seller; or

                 (l) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which Seller is a party; or

                 (m) any transaction by Seller outside the ordinary course of business; or

                 (n) any capital expenditures or commitment by Seller, either individually or in the aggregate, exceeding $5,000,000.00; or

                 (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or the revaluation by Seller of any of its assets; or

                 (p) any creation or assumption by Seller of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for taxes not yet due and payable); or

                 (q) any entry into, amendment of, relinquishment, termination or non-renewal by Seller of any contract, lease transaction, commitment or other right or obligation that would have a Material Adverse Effect; or

                 (r) any loan by Seller to any person or entity, incurring by Seller, of any indebtedness, guaranteeing by Seller of any indebtedness, issuance or sale of any debt securities of Seller or guaranteeing of any debt securities of others; or

                 (s) the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of Seller or any of its affairs; or

                 (t) negotiation or agreement by Seller or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with RCBA and its representatives regarding the transactions contemplated by this Agreement).

          5.23   Investment Company.  Seller is not an "investment company"
                 ------------------
within the meaning of the Investment Company Act of 1940, as amended.

          5.24   Exemption from Registration; Restrictions on Offer and Sale of
                 --------------------------------------------------------------
Same or Similar Securities.  Assuming the representations and warranties of RCBA
--------------------------
and Purchaser set forth in Article VI hereof are true and correct in all material respects, the offer and sale of the Shares made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither Seller nor any Person acting on its behalf has, in connection with the offering of the Shares, engaged in (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (b) any action involving a public offering within the meaning of Section 4(2) of the Act, or (c) any action which would require the registration of the offering and sale of the Shares pursuant to this Agreement under the Act or which would violate applicable state securities or "blue sky" laws. Seller has not made and will not make, directly or indirectly, any offer or sale of Shares or of securities of the same or a similar class as the Shares if as a result the offer and sale of Shares contemplated hereby could fail to be entitled to exemption from the registration requirements of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.

          5.25   Disclosure.  No representation or warranty concerning the
                 ----------
Seller or any Subsidiary in this Agreement or any Exhibit or Schedule hereto, or contained in any certificate or instrument delivered or to be delivered by or on behalf of Seller or any Subsidiaries pursuant to this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES
                             OF RCBA AND PURCHASER

          RCBA and Purchaser each hereby represents and warrants to Seller that:

          6.1  Organization, Good Standing, Power, Authority, Etc.  Each of RCBA
               --------------------------------------------------
and Purchaser has the full power and authority to execute and deliver this Agreement and the Registration Rights Agreement, and to perform its obligations under this Agreement and the Registration Rights Agreement. Each of RCBA and Purchaser has taken all action required by law, its charter, its by-laws or otherwise required to be taken by it to authorize the execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated to be performed by it hereby and thereby. Each of this Agreement and the Registration Rights Agreement is a valid and binding agreement of RCBA and Purchaser, enforceable in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except to the extent that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws.

          6.2  No Conflicts; No Consents.  Neither the execution and delivery of
               -------------------------
this Agreement and the Registration Rights Agreement nor the consummation by Purchaser of the purchase contemplated hereby will (i) conflict with, or result in a breach of, any provision of its partnership agreement or (ii) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to RCBA or Purchaser. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by RCBA or Purchaser of their obligations under, this Agreement or the Registration Rights Agreement or the consummation by RCBA or Purchaser of the transactions to be performed by it as contemplated hereby and thereby.

          6.3  Investment Intent, Etc.  Purchaser (a) has such knowledge,
               ----------------------
sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, (b) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement, (c) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment, and (d) is purchasing the Shares for investment and not with a view to, or for a sale in connection with, any public distribution in violation of the Act. Such Purchaser acknowledges (y) receipt of the SEC Documents filed with the SEC prior to the date of this Agreement and (z) that such Purchaser has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Seller concerning the merits and risks of investing in the Shares, and to obtain such additional information that Seller possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in such SEC Documents.

          6.4  Litigation.  There is no claim, suit, action, proceeding or
               ----------
investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the knowledge of RCBA or Purchaser, threatened against or affecting RCBA or Purchaser, the outcome of which would in any manner impair the ability of RCBA or Purchaser to perform its obligations hereunder or against the transactions contemplated by this Agreement.

          6.5  Certain Fees.  Neither RCBA nor Purchaser has entered into, nor
               ------------
will enter into, during the term of this Agreement, any agreement, arrangement or understanding with any Person that will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          6.6  Financial Ability.  Purchaser is financially capable and has, or
               -----------------
will have upon the Closing Date, sufficient cash and other resources available to complete the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement.



                                  ARTICLE VII
                           COVENANTS OF THE PARTIES

          7.1  Restrictive Legends.  Purchaser covenants and agrees with Seller
               -------------------
that Purchaser will not dispose of any of Purchaser's shares of Series B Cumulative Convertible Preferred Stock or Conversion Shares (unless, with respect to such Conversion Shares, such Conversion Shares were previously issued pursuant to an effective registration statement under the Act) except pursuant to (a) an effective registration statement under the Act or (b) an applicable exemption from registration under the Act. In connection with any sale by Purchaser pursuant to clause (b) of the preceding sentence, Purchaser shall furnish to Seller an opinion of counsel reasonably satisfactory to Seller to the effect that such exemption from registration is available in connection with such sale.

          7.2  Executive Committee.  Seller shall, immediately upon the issuance
               -------------------
of the Shares, reconstitute its Executive Committee such that:

          (a) the Executive Committee shall have five voting members, three of whom shall be designated directors of Seller by the Purchaser of Series B Cumulative Convertible Preferred Stock and two of whom shall be David B. Perini and/or such other director(s) as may be designated by the Board of Directors of Seller (excluding directors designated by the holders of the Series B Cumulative Convertible Preferred Stock pursuant to the Certificate of Vote of Directors); provided, however, that the holders of
                                       --------  -------
Series B Cumulative Convertible shall not be entitled to designate any greater number of members of the Executive Committee than the number which they are entitled to designate pursuant to the terms of the Certificate of Vote of Directors, and

               (b) the Executive Committee shall meet regularly and as needed, in Person or by telephone, and

               (c) the Board of Directors shall delegate to the Executive Committee its power set forth in Section 4 of Seller's by-laws to oversee and direct the CEO of Seller, and

               (d) the Board of Directors shall have adopted the Bylaw Amendments as set forth in Exhibit 1.6 to prevent the modification of the powers of the Executive Committee set forth in this Section 7.2 and/or the dissolution of the Executive Committee, and

               (e) the provisions of this Section shall terminate and be of no further force and effect when and if the holders of Series B Cumulative Convertible Preferred Stock shall not be entitled to designate more than one director pursuant to the terms of the Certificate of Vote of Directors.

          7.3  Seller's Board of Directors.   Seller shall, immediately upon
               ---------------------------
issuance of the Shares, expand its Board of Directors by three members ("New Directors"), one of whom shall be a Class I director, another of whom shall be a Class II director and the third of whom shall be a Class III director, shall appoint persons designated by Purchaser to these three directorships, and shall not remove such New Directors without cause. For so long as Purchaser is entitled to nominate at least one Designated Director (as defined in the Certificate of Vote of Directors) pursuant to the Certificate of Vote of Directors, Seller shall appoint a Designated Director to the Audit Committee, the Nominating Committee, and the Compensation Committee.

          7.4  Perini Disclosure Schedule.  Within twenty (20) days of the date
               --------------------------
on which this Agreement is entered into, Seller shall provide a disclosure schedule disclosing with specificity all matters which are inconsistent with Seller's representations and warranties set forth in Article V ("Perini Disclosure Schedule"); the parties agree that the Perini Disclosure Schedule shall become part of this Agreement. Seller agrees that RCBA shall have the right to terminate this Agreement if it is not, in its sole discretion, satisfied with the Perini Disclosure Schedule. RCBA shall be deemed to be satisfied with the Perini Disclosure Schedule unless it notifies Seller in writing within ten (10) days of the receipt of such Perini Disclosure Schedule that RCBA is terminating this Agreement because it is not so satisfied.

          7.5  Certificates for Shares and Conversion Shares To Bear Legends.
               -------------------------------------------------------------

               (a) So long as the shares of Series B Cumulative Convertible Preferred Stock are Transfer Restricted Securities, they shall be subject to a stop-transfer order and the certificate or certificates therefor shall bear the following legend by which each holder thereof shall be bound:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ISSUABLE UPON CONVERSION OR EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PERINI CORPORATION TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN THE ARTICLES OF ORGANIZATION, AS AMENDED, OF PERINI CORPORATION, IN THE CERTIFICATE OF VOTE OF DIRECTORS GOVERNING THESE SHARES AND IN A STOCK PURCHASE AGREEMENT DATED AS OF JULY 24, 1996, A COPY OF EACH OF WHICH IS ON FILE WITH PERINI CORPORATION AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

               (b) So long as the Conversion Shares are Transfer Restricted Securities, they shall, unless previously issued pursuant to an effective registration statement under the Act, be subject to a stop-transfer order and the certificate or certificates representing any such Conversion Shares shall bear the following legend by which each holder thereof shall be bound:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES OR OTHER SECURITIES ISSUABLE UPON EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PERINI CORPORATION TO THE EFFECT THAT

          SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN THE ARTICLES OF ORGANIZATION, AS AMENDED, OF PERINI CORPORATION AND IN A STOCK PURCHASE AGREEMENT DATED AS OF JULY 24, 1996, A COPY OF EACH OF WHICH IS ON FILE WITH PERINI CORPORATION AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

          7.6  Removal of Legends.  After termination of the requirement that
               ------------------
all or part of such legend be placed upon a certificate, Seller shall, upon receipt by Seller of evidence reasonably satisfactory to it that such requirement has terminated and upon the written request of the holders of Conversion Shares issue certificates for the Conversion Shares that do not bear such legend.

          7.7  Pre-Closing Activities.  From and after the date of this
               ----------------------
Agreement until the Closing, each of Seller, RCBA and Purchaser shall act with good faith towards, and shall use commercially reasonable efforts to consummate, the transactions contemplated by this Agreement, and none of Seller, RCBA, or Purchaser will take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement.

          7.8  Information.  So long as any of the Series B Cumulative
               -----------
Convertible Preferred Stock or the Conversion Shares are outstanding, Seller shall file with the SEC the annual reports and quarterly reports and the information, documents and other reports that are required to be filed with the SEC pursuant to Sections 13 and 15 of the Exchange Act, whether or not Seller has or is required to have a class of securities registered under the Exchange Act and whether or not Seller is then subject to the reporting requirements of the Exchange Act, at the time Seller is or would be required to file the same with the SEC and, promptly after Seller is or would be required to file such reports, information or documents with the SEC, to mail copies of such reports, information and documents to the holders of the Series B Cumulative Convertible Preferred Stock and the Conversion Shares at their addresses set forth in the register of Shares and Conversion Shares maintained by the transfer agent therefor.

          7.9  Shareholder Meeting.  In connection with the next meeting of the
               -------------------
shareholders of Seller ("Shareholder Meeting"), Seller shall recommend, and shall use commercially reasonable efforts (including the preparation and circulation of the Proxy Statement) to obtain, the approval of such holders for the Transaction Documents, and the transactions contemplated by the Transaction Documents, and the ratification of the Bylaw Amendments (such items the "Shareholder Meeting Matters").

          7.10   Proxy Statement.  Seller covenants that the Proxy Statement
                 ---------------
will not include any untrue statement of a material fact, or omit to state any material fact, necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however,
                                                          --------  -------
Seller's covenant shall not encompass any information in the Proxy Statement that was furnished in writing to the Seller by or on behalf of Purchaser or RCBA for use specifically in connection with the preparation of the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made, without consultation with RCBA and Purchaser. Seller shall notify RCBA and Purchaser promptly of the receipt by it of any comments from the SEC or its staff and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply RCBA and Purchaser with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to the Proxy Statement.

          7.11   Registration Rights.  Subject to approval by the shareholders
                 -------------------
of Seller, Conversion Shares shall be Registrable Securities, as defined in the Registration Rights Agreement, and the holders of such Conversion Shares shall be entitled to the rights of such a holder under the Registration Rights Agreement.

          7.12   Stock Exchange Listing.  Subsequent to approval by the
                 ----------------------
shareholders of the Seller of the Shareholder Meeting Matters at the Shareholders Meeting, Seller shall take all steps necessary to ensure that the Conversion Shares are approved for listing, subject to notice of issuance by the American Stock Exchange and any other securities exchange on which the Common Stock is listed.

          7.13   HSR.  To the extent applicable, Seller, RCBA and Purchaser
                 ---
shall make all filings and furnish all information required with respect to the transactions contemplated by this Agreement by the HSR Act and shall use their best efforts to obtain the early termination of the waiting period thereunder, provided that neither Seller, RCBA nor Purchaser shall be required to agree to dispose of or hold separate any portion of its business or assets.

          7.14   Acquisition Proposals.
                 ---------------------

                 (a) Prior to the Closing, Seller agrees that neither Seller nor any Subsidiary nor any of the respective officers and directors of Seller or any of the Subsidiaries shall, and Seller shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller or any Subsidiary) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Seller) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, Seller or any of the Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal; and

               (b) Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this subsection 7.14(b). Seller will notify RCBA and Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with RCBA and Purchaser. Nothing contained in this Agreement shall prohibit Seller and its directors from
(i) pursuing Acquisition Proposals if, in the exercise of Seller's directors' good faith judgment (which judgment is based upon the advice of independent, outside legal counsel) their fiduciary duties to Seller's shareholders so require, (ii) making to the stockholders any recommendation and related filing with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or (iii) from informing the stockholders of Seller in the proxy materials with respect to the Shareholder Meeting to consider the transactions contemplated by this Agreement of information that is material to the vote with respect to such transactions.

          7.15   Publicity.  Seller, RCBA and Purchaser will consult with each
                 ---------
other and obtain each other's consent before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and consent, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

          7.16   Reservation of Shares.  Seller shall at all times reserve and
                 ---------------------
keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of Series B Cumulative Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of Series B Cumulative Convertible Preferred Stock from time to time.

          7.17   Confidentiality.  Each of RCBA and the Purchaser recognizes and
                 ---------------
acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential information of Seller. Each of RCBA and Purchaser agrees that it will not disclose confidential information with respect to Seller to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Seller and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this
Section 7.17, unless (i) such information becomes known to the public generally through no fault of RCBA or Purchaser, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clauses (i), (ii), or (iii) above, RCBA and/or Purchaser shall, if possible, give prior written notice thereof to Seller and provide Seller with the opportunity to contest such disclosure.

          7.18   Use of Proceeds.  The net proceeds of the sale of the Shares
                 ---------------
will be used by Seller and its Subsidiaries for general corporate purposes, and shall not, without the prior written consent of Purchaser (which consent may be withheld in its sole discretion) be used to pay dividends or pay down or reduce any debt or securities senior in liquidation preference or dividend to the Shares ("Action"), provided, however, that no such written consent of Purchaser
                   --------  -------
shall be required where a majority of the Designated Directors (as defined in the Certificate of Vote of Directors) approves the proposed Action. Seller intends that such net proceeds will be used for investment in the continuing businesses of Seller and the Subsidiaries.

          7.19   Maintenance of Business.  Seller covenants that between the
                 -----------------------
date of this Agreement and Closing, it shall and shall cause each of its Subsidiaries to:

                 (a) conduct its business (including, but not limited to, making loans, paying directors, officers and employees, including any salary, bonus, or other compensation policy, disposing or acquiring assets, and incurring liabilities) only in the ordinary course, consistent with past practice,

                 (b) use commercially reasonable efforts to preserve its business organizations intact, to retain the services of its present officers and employees and to preserve the good will of the suppliers and customers and others having business relations with it,

                 (c) comply in all material respects with all laws that may be applicable to its business,

                 (d) not make any noncash distributions or dividends to its stockholders, and

                 (e) comply with its stated official accounting policies with respect to charge-offs and loss provisions.

          Subject to the foregoing, any transaction or action that is not in the ordinary course of business, consistent with Seller's past practice, shall be subject to the prior written consent of Purchaser.


                                 ARTICLE VIII
                                  STANDSTILL

          8.1  Generally.  Each of RCBA and Purchaser hereby agrees that during
               ---------
the Standstill Period (hereinafter defined) it will not, nor will it permit any of its Affiliates (for purposes of this Agreement, Affiliates of RCBA and Purchaser shall be deemed to include Ronald Tutor and Tutor-Saliba Corporation) to, directly or indirectly:

               (a) acquire, offer to acquire, or agree to acquire by purchase, by joining a partnership, limited partnership, syndicate or "group" any securities of Seller or securities convertible into or exercisable or exchangeable for such securities (collectively, "Perini Securities"); provided,
                                                                      --------
however, that nothing contained herein shall prohibit RCBA or Purchaser or the
-------
Affiliates of any of them from acquiring any Perini Securities (w) acquired pursuant to this Agreement or upon the exchange of Shares for Conversion Shares as contemplated and permitted by the Articles of Organization and Certificate of Vote of Directors, (x) as a result of a stock split, stock dividend or similar recapitalization by Seller, (y) upon the execution of buy orders by any Affiliate of RCBA or Purchaser which is a registered broker-dealer for the bona fide accounts of its brokerage customers unaffiliated and not acting in concert with Purchaser or RCBA, or (z) pursuant to the exercise of any warrant, option or other right to acquire Perini Securities ("Rights"), which it receives directly from Seller pursuant to a distribution to stockholders or from acquiring such Rights directly from Seller; and provided, further, that if
                                                --------  -------
during the Standstill Period, as a result of a business combination transaction between Seller or an Affiliate of Seller and any other entity which is not RCBA, Purchaser or any Affiliate of either of them (an "Other Entity"), any one or more of RCBA or Purchaser or any of their Affiliates shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of Perini Securities in such business combination, such members may continue to own beneficially such Perini Securities so acquired by such members and such Perini Securities shall continue to be subject to the provisions of this Section; and

               (b) participate in, or encourage, the formation of any group (within the meaning of Section 13(d)(3) of the Exchange Act which owns or seeks to acquire beneficial ownership of, or otherwise acts in respect of, Perini Securities, with the exception of any group all of whose members are Affiliates of Purchaser (such group, excluding such Affiliates, a "13D Group").

          8.2  Voting.  Nothing in this Article VIII shall preclude RCBA or
               ------
Purchaser from exercising the voting and other rights granted to RCBA or Purchaser pursuant to this Agreement or the other Transaction Documents.

          8.3  Length.  As used herein, the term "Standstill Period" shall mean
               ------
the period from the date of this Agreement until the earlier to occur of:

               (a)  Two (2) years after the Closing Date: or

               (b) Seller's material breach of any of its obligations contained in the Registration Rights Agreement; or

               (c) Seller's amendment to its charter or by-laws to alter the size or powers of the Executive Committee without prior consent from Purchaser; or

               (d) Except as to any bankruptcy filing approved by a majority of the Designated Directors (as defined in the Certificate of Vote of Directors), Seller or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"), which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or an involuntary case is commenced against Seller or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days after commencement of the case, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of Seller or any of its Subsidiaries, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, rehabilitation, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to Seller or such Subsidiary, or there is commenced against Seller or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries is adjudicated insolvent or bankrupt, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or any order of relief or other order approving any such case or proceeding is entered, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of the Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries makes a general assignment for the benefit of creditors, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts, generally as they become due, which, in the case of a Subsidiary of

Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or Seller or any of its Subsidiaries shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or any corporate action is taken by Seller or any of its Subsidiaries for the purpose of effecting any of the foregoing, which, in the case of a Subsidiary of Seller, has had or would have a Material Adverse Effect; or

               (e) without encouragement by or the participation of RCBA, Purchaser or any of their Affiliates, the acquisition by any Person or 13D Group (other than RCBA or Purchaser or Affiliates of either) of, the commencement of a tender offer by such Person or 13D Group for, or the public announcement of an intention to acquire, securities of Seller which, if added to the securities (if any) already owned by such Person or 13D Group, would represent fifteen percent (15%) or more of the total voting power (including rights to acquire voting power) of Seller's securities, or the receipt by such Person or 13D Group of Seller's agreement or consent to make such acquisition; provided that a public announcement or commencement of a tender offer shall end the Standstill Period only if such Person or 13D Group shall have received Seller's agreement or consent to make such intended acquisition, and such a tender offer shall terminate the Standstill Period only if and when the Board of Directors of Seller shall have (a) recommended approval of such tender offer, (b) not recommended, within 10 business days after the commencement of such tender offer, that shareholders reject such tender offer, or (c) amended the Rights Agreement to permit acquisition of shares under such tender offer; or

                (f) the date this Agreement is terminated in accordance with
Article IX hereof.


                                  ARTICLE IX
                                  TERMINATION

          Except for the obligations in Article XI and Sections 7.17 and 10.3, this Agreement and the transactions contemplated hereby shall terminate without any action by the parties hereto if the Closing shall not have occurred on or before September 9, 1996, provided, however, that in the event Closing shall not
                          --------  -------
have occurred solely because one or more of the conditions set forth in Sections 3.9, 3.14, 4.6 and 4.7 have not been met, any party may elect, by written notice to the others, to extend such termination until October 9, 1996. This Agreement may be terminated at any time prior to the Closing (i) by a written instrument executed and delivered by Seller, RCBA and Purchaser; (ii) by Seller, if Seller is not satisfied in its reasonable discretion with the progress of the renegotiations of the credit agreements listed on Exhibit 3.9 by the twentieth business day after the date of this

Agreement; (iii) by RCBA or Purchaser pursuant to Section 3.8 or upon any material breach or default by Seller under this Agreement; or (iv) by Seller upon any material breach or default by RCBA or Purchaser under this Agreement.


                                   ARTICLE X
                               EVENTS OF DEFAULT

          10.1   By Seller.  A material breach or default by Seller shall occur:
                 ---------

                 (a) in the event that any Representation or Warranty of Seller set forth in Article V shall be false in any material respect, or

                 (b) in the event that Seller (or any applicable Subsidiary) shall not perform in any material respect any covenant required of it in Article III or Article VII not otherwise waived by RCBA and Purchaser, or

                 (c) breach of or default by Seller or any Subsidiary under any of the Transaction Documents.

          10.2   By Purchaser.  A material breach or default by RCBA or
                 ------------
Purchaser shall occur

                 (a) in the event that any Representation or Warranty of RCBA or Purchaser set forth in Article VI shall be false in any material respect, or

                 (b) in the event that RCBA or Purchaser shall not perform in any material respect any Covenant required of it in Article IV, VII or VIII not otherwise waived by Seller, or

                 (c) breach of or default by RCBA or Purchaser under any of the Transaction Documents.

          10.3   Specific Remedies.  In addition to the termination of this
                 -----------------
Agreement and the transactions contemplated herein prior to Closing, in the event of a material breach or default by a party (the "Breaching Party"), the following additional remedies shall be available to the non-breaching party (the "Non-Breaching Party"):

                 (a) the Breaching Party shall indemnify the Non-Breaching Party for any and all loss, cost, and expense caused by the breach of representation, warranty, or covenant; or

                 (b) in the event that Seller or any Subsidiaries consummate an Acquisition Proposal at any time prior to the date that is 180 days after the date hereof, Seller will promptly pay to Purchaser one million five hundred thousand dollars ($1,500,000.00) unless: (i) either RCBA or Purchaser have breached this Agreement and Seller has terminated this Agreement pursuant to
Section 10.2, (ii) the conditions set forth in Sections 4.2, 4.5, 4.7 and 4.8 have not been met, or (iii) either RCBA or Purchaser has terminated this Agreement pursuant to Section 3.8; or

                 (c) in the event that any of the transactions contemplated in the Transaction Documents are not consummated for any reason other than (i) the unwillingness of Purchaser to consummate such transactions, (ii) breach of representations, warranties or covenants by Purchaser or RCBA followed by termination of this Agreement under Section 10.2, or (iii) the conditions set forth in Sections 4.2, 4.5, 4.7 and 4.8 have not been met, Seller shall promptly pay Purchaser all of its out-of pocket costs and third party expenses (including professional fees), that RCBA or Purchaser incurred in association with conducting "due diligence" review of the Seller including for any such due diligence review undertaken before the execution of this Agreement.

                                  ARTICLE XI
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the delivery of the Shares for a period of three years from the date of such delivery and any examination or investigation made by any party to this Agreement or any of their successors and assigns.


                                  ARTICLE XII
                              PERFORMANCE; WAIVER

          The provisions of this Agreement (including this Article XII) may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given by written instrument executed and delivered by Seller and (1) prior to the Closing, by RCBA and Purchaser and (2) after the Closing, by the holder or holders of a majority of the Series B Cumulative Convertible Preferred Stock. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the parties to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or any other provision or as a waiver of the provision itself.

                                 ARTICLE XIII
                            SUCCESSORS AND ASSIGNS

          All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure to the benefit of, the respective successors and assigns of the parties hereto; provided, however, that the rights granted to the parties hereto may not be assigned (except to wholly-owned subsidiaries of such parties) without the prior written consent of the other parties. RCBA or Purchaser may assign to one or more of its affiliated partnerships its obligations hereunder in whole or in part, but shall not be relieved of such obligations.



                                  ARTICLE XIV
                                 MISCELLANEOUS

          14.1 Notices.  All notices or other communications given or made
               -------
hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in Person at, or mailed by overnight courier to, the following addresses (and shall be deemed effective at the time of receipt thereof).

          If to Seller:
                         Perini Corporation
                         73 Mt. Wayte Avenue
                         Framingham, Massachusetts  01701
                         Attn:  David B. Perini
                         Facsimile:  508-628-2960

                         with a copy to:

                         Goodwin, Procter & Hoar LLP
                         Exchange Place
                         Boston, MA  01209
                         Attn:  Richard A. Soden, Esq.
                         Facsimile: 617-523-1231

          If to Purchaser or RCBA:

                         Richard C. Blum & Associates, L.P.
                         909 Montgomery Street, Suite 400
                         San Francisco, California  94133
                         Attn: Alexander Dean
                         Facsimile: 415-434-3130
                         with a copy to:

                         Wilmer, Cutler & Pickering
                         2445 M Street, N.W.
                         Washington, D.C.  20037
                         Attn:  Michael R. Klein and Eric R. Markus
                         Facsimile: 202-663-6363

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

          14.2 Expenses.   Except as set forth in Section 10.3, each party shall
               --------
bear its own expenses.

          14.3 Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Delaware as applied to contracts made and performed within the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees to submit to the sole and exclusive jurisdiction of the State and Federal courts in the State of Delaware in any action or proceeding arising out of or relating to this Agreement.

          14.4   Severability; Interpretation.  If any term, provision, covenant
                 ----------------------------
or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of Seller, RCBA and Purchaser directs that such court interpret and apply the remainder of this Agreement in the manner which it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

          14.5   Headings.  The index and section headings herein are for
                 --------
convenience only and shall not affect the construction hereof.

          14.6   Entire Agreement.  This Agreement together with the other
                 ----------------
Transaction Documents and the Employment Contracts embody the entire agreement between the parties relating to the subject matter hereof and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, among Seller, RCBA and Purchaser, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof.

          14.7   Counterparts.  This Agreement may be executed in counterparts,
                 ------------
each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          14.8  Absence of Third Party Beneficiary Rights.  No provision of this
                -----------------------------------------
Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, or partner of any party hereto or any other person or entity.

          14.9 Mutual Drafting.  This Agreement is the mutual product of the
               ---------------
parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

          14.10  Further Representations.  Each party to this Agreement
                 -----------------------
acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

          14.11  Specific Performance; Remedies.
                 ------------------------------

                 (a) Seller acknowledges that Purchaser will be irreparably harmed and that there will be no adequate remedy at law for any violation by Seller of the covenants or agreements contained in Sections 7.2 (a) and (c), 7.3, 7.6, 7.9, 7.12, 7.15 and 7.16 of this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, Purchaser shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, these covenants and agreements of the Seller.

                 (b) Purchaser acknowledges that Seller will be irreparably harmed and that there will be no adequate remedy at law for any violation by Purchaser of the covenants or agreements contained in Sections 7.15 and 7.17 and
Article 8 of this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, Seller shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, these covenants and agreements of Purchaser.


          14.12  Right of First Refusal; Transfer of Securities.
                 ----------------------------------------------

                 (a) For two (2) years from the Closing Date, Purchaser covenants not to transfer the Shares and the Conversion Shares to any Person who engages in the construction business as a general contractor, construction manager or engineer constructor competitive with the business of Seller (such share transfer, a "Competitor Transfer").

                 (b) After two (2) years from the Closing Date, Purchaser grants to Seller the right of first refusal, each time that Purchaser plans to effect a Competitor Transfer. In each such event, Purchaser shall notify Seller of such proposed Competitor Transfer and provide Seller with the number of Shares and/or Conversion Shares to be transferred and the price and terms (including tax treatment) of the proposed Share and/or Conversion Share transfer. Seller shall have the right in its sole discretion, for a period of fifteen (15) days after receipt of the notice from Purchaser, to elect by written notice to Purchaser to purchase all Shares and/or Conversion Shares subject to the proposed Competitor Transfer on the same terms and conditions offered by such Competitor ("Purchase Notice"). Seller shall have thirty (30) days from the date such Purchaser Notice is delivered to Purchaser to effect the purchase. In the event that Seller does not send the Purchase Notice within the fifteen (15) day period or does not purchase the Shares and/or Conversion Shares within thirty (30) days after the Purchase Notice is delivered, Purchaser's right of first refusal to the proposed Competitor Transfer shall terminate.

                 (c) The Seller's decision as to whether to send a Purchase Notice and/or effect the purchase of the Shares and/or Conversion Shares encompassed by the Purchase Notice shall not require action of the Executive Committee nor shall the Designated Directors (as defined in the Certificate of Vote of Directors) vote on this matter.

                 (d) The rights of first refusal set forth in this Section shall terminate at the earlier of the fourth anniversary of the Closing Date or at such time as Purchaser holds less than 50% of the Shares acquired on the Closing Date (including any Conversion Shares into which any such Shares have been converted).

                 (e) For two (2) years from the Closing Date, Purchaser covenants not to sell or otherwise transfer, or permit anyone else to sell or otherwise transfer, any interest in Purchaser to any Person who engages in the construction business as a general contractor, construction manager or engineer constructor competitive with the business of Seller.

                 [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement.



PB CAPITAL PARTNERS, L.P.                     PERINI CORPORATION



By:_________________________                  By: ______________________________
 Name:                                          Name:
 Title:                                         Title:



RICHARD C. BLUM & ASSOCIATES, L.P.



By:_________________________
 Name:
 Title:

                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT
                  --------------------------------------------


     This SECOND AMENDMENT (the "Amendment") to the Stock Purchase Agreement is made this 8th day of November, 1996, by and among RICHARD C. BLUM & ASSOCIATES, L.P., a California limited partnership ("RCBA"), PB CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Purchaser"), and PERINI CORPORATION, a Massachusetts corporation ("Seller"). Capitalized terms not defined herein shall have the meaning given them in the Stock Purchase and Sale Agreement (the "Agreement"), dated July 24, 1996, by and among RCBA, Purchaser, and Seller.

     WHEREAS, RCBA, Purchaser, and Seller are parties to the Agreement; and

     WHEREAS, by letter agreements dated August 21, 1996, September 16, 1996, September 30, 1996, and October 9, 1996, RCBA, Purchaser and Seller agreed to change certain deadlines in the Agreement (collectively, the "First Amendment"); and

     WHEREAS, RCBA, Purchaser, and Seller now wish to amend certain terms thereof; and

     WHEREAS, except as amended hereby, the RCBA, Purchaser, and Seller desire the Agreement, as amended, to continue in full force and effect.

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein and in the Agreement, each of the parties agrees as follows:

     1.   Section 1.6 is amended and restated in its entirety as follows:

               1.6 "Bylaw Amendments" means the amendments to the Bylaws of the Seller, to be approved by the Board of Directors and the shareholders of Seller on or prior to the Closing Date, a true and correct copy of which is attached as Exhibit 1.6 hereto.

     2.   Section 1.28 is amended and restated in its entirety as follows:

               1.28 "Proxy Statement" means the proxy statement, complying with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), sent to the shareholders of Seller in connection with the Shareholder Meeting of Seller with respect to, among other matters, the Shareholder Meeting Matters.

     3. Section 2.1 is amended by replacing "September 9, 1996" with "January 31, 1997".

     4.   Section 3.5 is amended and restated in its entirety as follows:

               3.5  Rights Agreement.  The Rights Agreement shall be in full
                    ----------------
          force and effect and not have been amended, modified or supplemented on or after the date of this Agreement other than as provided in the following sentence. The Board of Directors of the Seller shall have
          (a) amended or waived provisions of the Rights Agreement such that neither the execution nor the delivery of this Agreement and the other Transaction Documents nor the fulfillment of the terms of this Agreement by the Seller nor the issuance of shares of Conversion Stock as herein contemplated will cause there to be a Stock Acquisition Date or a Distribution Date (as those terms are defined in the Rights Agreement), (b) amended the provisions of the Rights Agreement to provide that Purchaser shall not be deemed to be an Adverse Person (as that term is defined in the Rights Agreement), and (c) amended the provisions of the Rights Agreement (i) to lower, for at least thirty-eight months following the Closing, the threshold for definition of an Acquiring Person from beneficial ownership of 20% of the then issued and outstanding Common Stock to beneficial ownership 10% of the then issued and outstanding Common Stock, and (ii) to change the Initial Expiration Date to a date that is at least thirty-eight months following the Closing.

     5. Section 3.7 is amended by striking the words "upon ratification within one year hereof of the sale of Shares described in this Agreement by shareholders of Seller (including holders of the Shares)".

     6.   Article III is amended by adding the following after Section 3.14:

               3.15 Shareholder Meeting Matters. Seller shall have held the
                    ---------------------------
          Shareholder Meeting and the shareholders of Seller shall have approved the Shareholder Meeting Matters by the requisite votes required by applicable law.

               3.16 Ronald Tutor. Ronald Tutor shall not be prevented from
                    ------------
          serving on the Board of Directors of Seller or from acting chief operating officer of Seller by (a) any action of a state or federal governmental authority, or (b) his death or disability. No state or federal governmental authority shall have threatened to file a lawsuit or institute administrative action (x) to prevent Ronald Tutor from so serving, (y) to limit his role as officer or director of Seller, or (z) to seek civil or criminal damages or penalties against any of the parties hereto or Tutor should he serve as an officer or director of Seller, and, in the reasonable judgment of RCBA, there shall not be a material risk of such a suit or action. Seller shall have entered into a management agreement with Tutor-Saliba Corporation in substantially the form of Exhibit 3.16 hereto, with such changes as shall be required by any state or federal governmental authority (which changes are reasonably acceptable to Seller, Tutor-Saliba Corporation, and RCBA), and such agreement shall be in full force and effect.

               3.17  Conflict of Interest. RCBA has previously advised Seller of
                     --------------------
          its insistence that RCBA, PB, and Seller avoid any and all possible conflict of interest issue arising out of PB's proposed investment in Seller and the relationship of a principal of RCBA to a United States Senator. Therefore, it is a condition to Closing (a) that the Senate Ethics Committee and regular counsel for the Senator on such matters shall each have given an opinion concerning RCBA's involvement with Seller that, in the reason able judgment of RCBA, does not require the imposition of material restrictions on the business of Seller or upon the ability of the Senator to vote on matters of concern to her constituents, and (b) that RCBA be assured by the Executive Committee of Seller's Board of Directors that it will cause Seller not to bid for a project when and if advised of RCBA's view that such bid could create a significant risk of exposing Seller, RCBA, PB, and/or the Senator to a conflict of interest problem .

     7.   Article IV is amended by adding the following after Section 4.9:

               4.10  Shareholder Meeting Matters. Seller shall have held the
                     ---------------------------
          Shareholder Meeting and the shareholders of Seller shall have approved the Shareholder Meeting Matters by the requisite votes required by applicable law.

     8.   Section 5.22 is amended and restated in its entirety as follows:

               5.22  No Material Adverse Change. Since the latest date as of
                     --------------------------
          which information with respect to the following items is given in the SEC Documents filed prior to July 24, 1996 and except as contained in the Transaction Documents and the transactions contemplated therein, there has not been:

                    (a) any change that by itself or together with other changes has a Material Adverse Effect; or

                       (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Seller; or

                       (c) except (i) as provided for in this Agreement or in the other Transaction Documents, or (ii) for the warrants to be issued to the banks listed on Exhibit 3.9 on the Closing Date, any change in the authorized capital of Seller or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments; or

                       (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Seller (other than in accordance with the credit agreements described in Exhibit 3.9 and consented to by RCBA); or

                       (e) any material increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Seller to any of its officers directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increased for employees in accordance with past practice; or

                       (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of Seller; or

                       (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of Seller to any person (other than any disposition by Seller of assets on terms substantially similar to those already disclosed to RCBA or otherwise consented to by RCBA); or

                       (h) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to Seller, provided that Seller may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice; or

                       (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the material assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights; or

                       (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets outside of the ordinary course of business of Seller; or

                       (k) any waiver of any material rights or claims of Seller; or

                       (l) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which Seller is a party; or

                       (m) any material transaction by Seller outside the ordinary course of business; or

                       (n) any capital expenditures or commitment by Seller, either individually or in the aggregate, exceeding $5,000,000.00; or

                       (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or the revaluation by Seller of any of its assets (other than a change in the valuation of the assets described in the parenthetical clause to Section 5.22(g) in connection with any such disposition); or

                       (p) any creation or assumption by Seller of any mortgage, pledge, security interest or lien or other encumbrance on any asset other than:

                           (i) liens arising under existing lease financing arrangements which are not material,

                           (ii)  liens for taxes, assessments or other
           governmental charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Seller in accordance with GAAP;

                           (iii) liens granted to the banks listed on Exhibit 3.9; or

                           (iv)  carriers', warehousemen's, mechancs',
           materialmen's, repairmen's or other like liens arising by operation of law in the ordinary course of business of Seller so long as (A) the underlying obligations are not overdue for a period of more than 60 days or (B) such liens as are being contested in good faith and by appropriate proceedings and adquate reserves with respect thereto are maintained on the books of Seller in accordance with GAAP;

                    (q) any entry into, amendment of, relinquishment, termination or non-renewal by Seller of any contract, lease transaction, commitment or other right or obligation that would have a Material Adverse Effect; or

                    (r) any loan by Seller to any person or entity, incurring by Seller, of any indebtedness, guaranteeing by Seller of any indebtedness, issuance or sale of any debt securities of Seller or guaranteeing of any debt securities of others (other than loans to Seller from construction joint ventures in which Seller owns an interest not to exceed, in the aggregate, $35,000,000); or

                    (s) the commencement or notice or threat of commencement of any material lawsuit or proceeding against or investigation of Seller or any of its affairs; or

                    (t) negotiation or agreement by Seller or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with RCBA and its representatives regarding the transactions contemplated by this Agreement).

     9.    Article V is amended by adding the following after Section 5.25:

               5.26 Proxy Statement.  The Proxy Statement, sent to
                    ---------------
           shareholders of Seller after the date hereof but before Closing, will not have included any untrue statement of a material fact, or omitted to state any material fact, necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation shall not encompass any information in the Proxy Statement that was furnished in writing to the Seller by or on behalf of Purchaser or RCBA for use specifically in connection with the preparation of the Proxy Statement.

               5.27 Liquidated Damages Clauses.  Except as set forth on Schedule
                    --------------------------
           5.27, Seller does not currently have any construction contract that does not have a liquidated damages provision establishing Seller's maximum potential liability in the event of a breach.

               5.28 Ownership.  To the knowledge of Seller: (a) at no time
                    ---------
          during the preceding thirty-six months was there any person or group that had beneficial ownership of more than five percent (5%) of the $21.25 Preferred Stock, (b) the only persons or groups that have beneficial ownership of more than five percent (5%) of the Common Stock are listed on Schedule 5.28, (c) Schedule 5.28 shows the ownership of Common Stock of the persons or groups referred to in clause (b) of this Section as of the dates shown on Schedule 5.28, (d) the persons or groups referred to in clause (b) of this section do not own, directly or indirectly, any shares of the $21.25 Preferred Stock except as otherwise shown on Schedule 5.28, and (e) at no time during the preceding thirty-six months did any of the persons or groups listed on Schedule 5.28 own fewer shares of Common Stock than the lowest amount shown with respect to such person or group on Schedule 5.28.

     10.  Section 7.2(d) is amended by adding the following at the end thereof:
"the shareholders of Seller shall have approved of such Bylaw Amendments, and".

     11. Section 7.5(a) and (b) are each amended by inserting the phrase " AS AMENDED," after the words "JULY 24, 1996".

     12.  Section 7.9 is amended and restated in its entirety as follows:

               7.9  Shareholder Meeting.  As promptly as reasonably possible
                    -------------------
          after the date hereof, Seller shall call and hold a special meeting of the shareholders of Seller ("Shareholder Meeting"), to obtain shareholder approval for the issuance of the Class B Shares (in a manner that complies with the requirements of American Stock Exchange Rule 713), and the Bylaw Amendments (such items the "Shareholder Meeting Matters"). Seller shall recommend, and shall use commercially reasonable efforts (including the prepara tion and circulation of the Proxy Statement) to obtain approval for the Shareholder Meeting Matters.

     13.  Section 7.10 is amended and restated in its entirety as follows:

               7.10 Proxy Statement. The Proxy Statement shall not be filed, and
                    ---------------
          no amendment or supplement to the Proxy Statement shall be made, without consultation with RCBA and Purchaser. Seller shall notify RCBA and Purchaser promptly of the receipt by it of any comments from the SEC or its staff and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply RCBA and Purchaser with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to the Proxy Statement.

     14. Section 7.12 is amended by striking the phrase: "Subsequent to approval by the shareholders of the Seller of the Shareholder Meeting Matters at the Shareholders Meeting," .

     15.  Article VII is amended by adding the following after Section 7.19:

               7.20   Appointment of Designated Directors.  Seller covenants and
                      -----------------------------------
          agrees that the holders of a majority of the Conversion Shares (as that term is defined in the Certificate of Vote) shall have the right, by sending written notice to Seller's board of directors, to nominate for election, designate, or remove Designated Directors and members of the Executive Committee (as and to the extent provided in Section 13 of the Certificate of Vote to the holders of a majority of the Series B Cumulative Convertible Preferred Stock), if all of the following conditions are satisfied:

                    (a) there are no shares of Series B Cumulative Convertible Preferred Stock issued and outstanding;

                    (b) notwithstanding the absence of oustanding shares of Series B Cumulative Convertible Preferred Stock, pursuant to the Certificate of Vote the number of Designated Directors pursuant to the Certificate of Vote is equal to or greater than one (1);

                    (c) the holders of the Conversion Shares providing such notice certify the number of Conversion Shares that are outstanding, the number of shares that each of them owns, and that, in aggregate, they own a majority of the Conversion Shares outstanding (or the Company reasonably determines that they own such a majority); and

                    (d) in the case of the nomination or election of a director, the notice contains the information with respect to the nominee which would be required by the then applicable rules of the Securities and Exchange Commission or the requirements of the national stock exchange on which the Company's Common Stock is then listed to be included in the Company's proxy statement for a meeting of stockholders at which such nominee were to be elected and the Board does not reasonably object to such nominee.

          Upon receipt of a notice referred to in the preceding sentence, the Board of directors of Seller shall, unless prohibited by applicable law, cause such nominations, designations, and removals of Designated Directors and members of the Executive Committee to be made effective.

     16. Article IX is amended by replacing "September 9, 1996" with "January 31, 1997 " and by replacing "October 9, 1996" with "February 28, 1997".

     17. Section 10.3(b)(ii) is amended by replacing the phrase "and 4.8" with the phrase ", 4.8, or 4.10".

     18. Section 10.3(c)(iii) is amended by replacing the phrase "and 4.8" with the phrase ", 4.8, or 4.10".

     19.  Article XI is amended and restated in its entirety as follows:

               All representations and warranties contained in this Agreement shall survive the execution of this Agreement and the delivery of the Shares for a period of three years from the date of such delivery.

     20.  Article XIII is amended by adding at the end thereof the following:

          In addition, Purchaser shall have the right, prior to Closing, to assign its rights and obligations hereunder to purchase a specified number of shares (but not to exceed 65,000 shares) at the price provided by this Agreement to financially responsible third parties (other than persons to whom transfer would, following Closing, be prohibited pursuant to Section 14.12 or be prohibited by applicable law). Such person or persons (each, a "Permitted Assignee") and Purchaser shall execute an assumption and assignment agreement (the "Assignment Agreement") reasonably acceptable to Seller whereby the Permitted Assignee agrees to be bound by the terms and conditions of the Agreement and makes the representa tions and warranties called for by Article VI (subject only to such changes as are necessary to address the legal nature of such person). Once such assignment is duly executed, (a) the term "Purchaser" as used in this Agreement and the Transaction Documents shall mean PB Capital, L.P. and such Permitted Assignee, and (b) PB Capital, L.P. shall be released from its obligations under this Agreement insofar as they relate to its obligation to purchase the number of shares that such Permitted Assignee agreed to purchase under the Assignment Agreement.

     21.  Section 14.2 is amended and restated as follows:

               14.2  Expenses. Except as set forth in Section 10.3, Amendment
                     --------
          No. 7 to Bridge Credit Agreement and Amendment No. 3 to Credit Agreement, that certain letter agreement dated as of November 7, 1996 between Seller and Purchaser, or the following sentence, each party shall bear its own expenses. Seller acknowledges that RCBA has incurred significant expenses in the interest of expediting and completing the transaction, and has also incurred due diligence expenses that will benefit Seller on an ongoing basis; therefore, immediately following Closing, Seller will reimburse RCBA for its out of pocket expenses (including professional fees), but such reimbursement shall not exceed $150,000 unless RCBA and Seller otherwise agree.

     22.  Exhibit 1.7 is amended by replacing it in its entirety with Exhibit
1.7 hereto.

     23.  Exhibit 1.32 is amended by replacing it in its entirety with Exhibit
1.32 hereto.

     24.  Exhibit 3.12 is amended by replacing it in its entirety with Exhibit
3.12 hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment.

PB CAPITAL PARTNERS, L.P.                       PERINI CORPORATION

By:  Richard C. Blum & Associates, L.P.,
     its General Partner
                                                By: ______________________
     By:  Richard C. Blum & Associates,             Name:
          Inc., its General Partner                 Title:


          By:  __________________
               Name:
               Title:


RICHARD C. BLUM & ASSOCIATES, L.P.

By:  Richard C. Blum & Associates, Inc.,
     its General Partner


     By:  ________________________
          Name:
          Title:

1.   Revised Exhibit 1.7

2.   Revised Exhibit 1.32

3.   Revised Exhibit 3.12

4.   Exhibit 3.16

                       CERTIFICATE OF VOTE OF DIRECTORS
                                 ESTABLISHING
                SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                             OF PERINI CORPORATION
                 (PURSUANT TO CHAPTER 156B, SECTION 26 OF THE
              GENERAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS)

                           ------------------------

     Perini Corporation, a corporation organized and existing under the laws of the State of Massachusetts (hereinafter called the "Corporation"), and having its principal office in this State at 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, hereby certifies to the State Department of Massachusetts that:

     FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of Article ________ of the Restated Articles of Organization of the Corporation (the "Articles"), the Board of Directors, at a meeting duly convened and held on ____ __, 1996, regarding the sale and issuance by the Corporation of cumulative convertible preferred stock, adopted resolutions (the "Resolutions") classifying 500,000 shares of Preferred Stock of the Corporation into a single series to be designated as "Series B Cumulative Convertible Preferred Stock" and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such shares as follows:

                SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

     1.   Designation and Amount.  There shall be a series of Preferred Stock
          ----------------------
designated as "Series B Cumulative Convertible Preferred Stock" and the number of shares constituting such series shall be 500,000, of which 150,150 shall be issued initially (the date of such issuance, the "Original Issue Date") and the remainder shall be reserved for issuance as dividends pursuant to Section 3 below. The number of shares designated as shares of Series B Cumulative Convertible Preferred Stock may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number
                                          --------  -------
may not be decreased without the approval of the holders of 66-2/3% of the then outstanding shares of Series B Cumulative Convertible Preferred Stock.

     2.   Preemptive Rights.  Holders of shares of Series B Cumulative
          -----------------
Convertible Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

     3.   Dividends.
          ---------

          (a) The holders of shares of Series B Cumulative Convertible Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board of Directors out of funds at the time legally available therefor, dividends at the Cash Dividend Rate (defined below) per annum times the Liquidation Preference (defined below in Section 4(a)) if paid in cash, or at the In-Kind Dividend Rate (defined below) per annum times the Liquidation Preference if paid in additional shares of Series B Cumulative Convertible Preferred Stock, and no more, which shall be fully cumulative, shall accrue with respect to any such share from the original date of issuance of such share without interest and shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (a "Dividend Payment Date"), commencing March 15, 1997 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear upon the stock transfer books of the Corporation on each March 1, June 1, September 1 and December 1 immediately preceding the payment dates, or such other dates as shall be fixed at the time of the authorization and declaration by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof), which date shall not be less than ten (10) nor more than sixty (60) days preceding the relevant dividend payment date. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York, New York. The amount of dividends payable per share of Series B Cumulative Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four and shall include fractional shares. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period during which shares are outstanding shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period in which payable. No interest shall be payable in respect of any dividend payment on the Series B Cumulative Convertible Preferred Stock or any other Parity Dividend Stock (as hereinafter defined) which may be in arrears. The "Cash Dividend Rate" shall be 9 percent per annum if a Special Default (defined below) has occurred and is continuing at any time during the applicable Annual Payment Period (defined below) or Semiannual Payment Period (defined below), and shall be 7 percent per annum at all other times. The "In-Kind Dividend Rate" shall be 12 percent per annum if a Special Default has occurred and is continuing at any time during the applicable Annual Payment Period or Semiannual Payment Period, and shall be 10 percent per annum at all other times.

          (b) Any dividend payments may be made, in the sole discretion of the Board of Directors, as follows (for purposes of this determination, the Designated Directors (defined below in Section 13) shall not vote):

               (i)  Prior to December 15, 1999:

                    (1) on or prior to the Original Issue Date and prior to December 15, 1997 and 1998, the Board of Directors shall determine whether dividend payments payable on the next four Dividend Payment Dates beginning December 15 (each, an "Annual Payment Period") shall be paid in (i) cash or (ii) additional shares of Series B Cumulative Convertible Preferred Stock valued at the Liquidation Preference (but not in any combination of cash and additional shares of Series B Cumulative Convertible Preferred Stock); provided, however,
                                                            --------  -------
that the first Annual Payment Period shall commence March 15, 1997, and run for three Dividend Payment Dates if the Original Issue Date is between December 15, 1996 and March 15, 1997;

                    (2) in the event that, during an Annual Payment Period when the Board has elected to pay dividends on the Series B Cumulative Convertible Preferred Stock in cash, the Corporation fails to authorize, declare and pay in cash on a Dividend Payment Date the full amount of the cash dividend due at the Cash Dividend Rate, then, on or prior to such Dividend Payment Date, the Board shall authorize, declare and pay a supplemental stock dividend in shares of Series B Cumulative Convertible Preferred Stock (valued at the Liquidation Preference) equal to the difference between the dividend that would have been paid in-kind at the In-Kind Dividend Rate (assuming that the Board had elected to pay dividends for such period in-kind and assuming that a Special Default existed) and the cash dividend actually declared and paid on such Dividend Payment Date and on the previous Dividend Payment Date during such Annual Payment Period, if any.

               (ii) On or after December 15, 1999:

                    (1) On or prior to December 15, 1999 and on or prior to each June 15 and December 15 thereafter, the Board of Directors shall determine whether dividend payments accruing on the next two Dividend Payment Dates beginning on such Dividend Payment Date (each a "Semiannual Payment Period") shall be paid in (i) cash or (ii) additional shares of Series B Cumulative Convertible Preferred Stock valued at the Liquidation Preference (but not in any combination of cash and additional shares of Series B Cumulative Convertible Preferred Stock);

                      (2) in the event that, during a Semiannual Payment Period when the Board has elected to pay dividends on the Series B Cumulative Convertible Preferred Stock in cash, the Corporation fails to authorize, declare and pay in cash on a Dividend Payment Date the full amount of the cash dividend due at the Cash Dividend Rate, then, on such Dividend Payment Date, the Board shall authorize, declare and pay a supplemental stock dividend in shares of Series B Cumulative Convertible Preferred Stock (valued at the Liquidation Preference) equal to the difference between the dividend that would have been paid in-kind at the In-Kind Dividend Rate (assuming that the Board had elected to pay dividends for such period in-kind and assuming that a Special Default existed) and the cash dividend actually declared and paid on such Dividend Payment Date and on the previous Dividend Payment Date during such Semiannual Payment Period, if any.

               (iii) All shares of Series B Cumulative Convertible Preferred Stock issued as a dividend with respect to the Series B Cumulative Convertible Preferred Stock shall thereupon be duly authorized, validly issued, fully paid and nonassessable.

          (c) In the case of shares of Series B Cumulative Convertible Preferred Stock issued on the Original Issue Date, dividends shall accrue and be cumulative from such date. In the case of shares of Series B Cumulative Con vertible Preferred Stock issued as a dividend on shares of Series B Cumulative Convertible Preferred Stock, dividends shall accrue and be cumulative from the dividend payment date in respect of which such shares were (or should have been) issued as a dividend.

          (d) Each fractional share of Series B Cumulative Convertible Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Cumula tive Convertible Preferred Stock, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for above with respect to dividends on each outstanding share of Series B Cumu lative Convertible Preferred Stock. Each fractional share of Series B Cumulative Convertible Preferred Stock outstanding shall also be entitled to a ratably propor tionate amount of any other distributions made with respect to each outstanding share of Series B Cumulative Convertible Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series B Cumulative Convertible Preferred Stock.

          (e) No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any shares of Common Stock or other stock of the Corporation ranking junior as to dividends to the Series B Cumulative Convertible Preferred Stock (collectively, the "Junior Dividend Stock") except for dividends or distributions that are not Extraordinary Equity Payments (defined below in Section 8(h)).

          (f) If at any time any dividend on the $21.25 Convertible Exchangeable Preferred Stock (the "$21.25 Preferred Stock") or any other stock of the Corporation hereafter issued ranking senior as to dividends to the Series B Cumulative Convertible Preferred Stock (collectively with the $21.25 Preferred Stock, the "Senior Dividend Stock") shall be in arrears, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no cash dividend shall be authorized, declared, paid or set apart for payment on the Series B Cumulative Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock for all payment periods ending on or prior to the date of payment of the current dividend on the Series B Cumulative Convertible Preferred Stock shall have been authorized, declared and paid or set apart for payment. Dividends payable in additional shares of Series B Cumulative Convertible Preferred Stock are permitted and not subordinated in payment to payment of dividends on the Senior Dividend Stock.

          (g) No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any class or series of the Corporation's stock heretofore or hereafter issued ranking, as to dividends, on a parity with the Series B Cumulative Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared and paid or set apart in trust for such payment on the Series B Cumulative Convertible Preferred Stock for all dividend payment peri ods terminating on or prior to the date of payment of such full cumulative divi dends. No full dividends (other than dividends payable in additional shares of Series B Cumulative Convertible Preferred Stock) shall be authorized, declared, paid or set apart for payment on the Series B Cumulative Convertible Preferred Stock for any period unless full cumulative dividends have been, or contempora neously are, authorized, declared and paid or set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When accrued dividends are not paid in full on the Series B Cumulative Convertible Preferred Stock and the Parity Dividend Stock, all cash dividends authorized, declared and paid or set apart for payment on the Series B Cumulative Convertible Preferred Stock and the Parity Dividend Stock shall be authorized, declared, paid or set apart for payment pro rata so that the amount of dividends authorized, declared, paid or set apart for payment per share on the Series B Cumulative Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series B Cumulative Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

     4.   Liquidation Preference.
          ----------------------

          (a) The liquidation preference of the Series B Cumulative Convertible Preferred Stock shall be $200.00 per share (the "Liquidation Preference"). Subject to the full payment of the liquidation preferences of the $21.25 Preferred Stock and the shares of stock of the Corporation hereafter issued ranking senior as to liquidation rights to the Series B Cumulative Convertible Preferred Stock (the "Senior Liquidation Stock"), in the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Cumulative Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid on such shares on the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any other class or series of the Corporation's stock hereafter issued ranking junior as to liquidation rights to the Series B Cumulative Convertible Preferred Stock (collectively, the "Junior Liquidation Stock").

          (b) The assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Series B Cumulative Convertible Preferred Stock and any other class or series of the Corporation's stock hereafter issued ranking on a parity as to liquidation rights with the Series B Cumulative Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts); provided, however, that after payment in full of the
                       --------  -------
Liquidation Preferences, the holders of the shares of the Series B Cumulative Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with or into another corporation nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property, will be considered a liquidation, dissolution or winding up of the Corporation.

     5.   Limitation on Share Repurchase.  If at any time any dividends on the
          ------------------------------
Series B Cumulative Convertible Preferred Stock shall be in arrears or the Corporation shall have failed to make any purchase of shares of Series B Cumulative Convertible Preferred Stock tendered to it pursuant to Section 7, the Corporation shall not -- and the Corporation shall not permit any other corporation or legal entity directly or indirectly controlled by the Corporation (collectively, the "subsidiaries") to -- repurchase, redeem, retire or otherwise acquire any shares of Junior Dividend Stock, Junior Liquidation Stock, or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Dividend Stock or Junior Liquidation Stock, except by conversion into or exchange for shares of Junior Dividend Stock or Junior Liquidation Stock and other than purchases, redemptions, retirements or acquisitions made pursuant to and as required by the terms of any employee incentive or benefit plan of the Corporation or any subsidiary of the Corporation in effect on July 24, 1996 or as amended or adopted by the Corporation with approval of the Executive Committee of the Corporation. Notwithstanding the preceding sentence, any subsidiary which is wholly owned by the Corporation may repurchase, redeem, retire or otherwise acquire shares of its stock.

     6.   Redemption at Option of the Corporation.
          ---------------------------------------

          (a) So long as shares of Common Stock shall have traded on the Primary Exchange (defined below) (i) for at least forty (40) of the forty-five
(45) trading days (each of which trading days shall be after the third anniversary of the Original Issue Date (the "Third Anniversary")) immediately preceding the Determination Date (defined below), and (ii) on each of the ten
(10) consecutive trading days immediately prior to the Determination Date (defined below), at a Closing Price (as hereinafter defined) in excess of the Hurdle Percentage (defined below) of the conversion price then in effect for the Series B Cumulative Convertible Preferred Stock for each such trading day, all, but not less than all, of Series B Cumulative Convertible Preferred Stock may thereafter be redeemed at the election of the Board of Directors made on any date (the "Determination Date") on or after the Third Anniversary, for the Redemption Price (defined below in Section 7(b)), plus an amount in cash equal to accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption. For purposes of the determination of the Board called for in the preceding sentence, the Designated Directors (defined below in Section 13) shall not vote. The date on which such shares shall be redeemed shall be a date that is at least ten (10), but no more than thirty (30), business days after the Determination Date (during which period the holders of the Series B Cumulative Convertible Preferred Stock may, but shall not be required to, convert such stock into Common Stock). The Hurdle Percentage shall be 150% from and after the Third Anniversary, and to the fifth anniversary of the Original Issue Date; thereafter, the Hurdle Percentage shall be 125%. "Primary Exchange" shall mean the American Stock Exchange or such other principal national securities exchange or quotation system on which the Common Stock of the Corporation is quoted or listed or admitted to trading.

          (b) Not more than thirty (30) nor less than ten (10) business days prior to the redemption date fixed by the Board of Directors, the Corporation shall give notice by hand or overnight courier to the holders of record of shares of the Series B Cumulative Convertible Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption; the Redemption Price (defined below in Section 7(b)) plus an amount in cash equal to accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption; the place or places of payment; that payment will be made upon presentation and surrender of the shares of Series B Cumulative Convertible Preferred Stock; that on and after the redemption date dividends will cease to accrue on such shares; the then effective conversion price pursuant to Section 8; and that the right of holders to convert shares of Series B Cumulative Convertible Preferred Stock shall terminate at the close of business on the business day prior to the redemption date (unless the Corporation defaults in the payment of the Redemption Price plus an amount in cash equal to accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption).

          (c) Any notice as herein provided shall be deemed to be given when delivered to the address specified in the preceding section. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption, unless such holder has exercised such holder's right to convert shares of Series B Cumulative Convertible Preferred Stock as provided above, shall surrender the certificate representing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price (defined below in Section 7(b)) plus an amount in cash equal to accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside in trust for the holders of the shares of Series B Cumulative Convertible Preferred Stock, then, notwithstanding that the certificates representing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price plus an amount in cash equal to accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption, without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of Series B Cumulative Convertible Preferred Stock to be redeemed, then the certificates representing such shares shall be deemed not to be surrendered, such shares shall remain outstanding and the rights of holders of shares of Series B Cumulative Convertible Preferred Stock thereafter shall continue to be only those of a holder of shares of the Series B Cumulative Convertible Preferred Stock.

          (d) Except as provided in Section 7, the shares of Series B Cumulative Convertible Preferred Stock shall not be subject to the operation of any mandatory purchase, retirement or sinking fund.

     7.   Mandatory Repurchase and Repurchase at Option of the Holder.
          -----------------------------------------------------------

          (a) On the eighth anniversary of the Original Issue Date, the Corporation shall purchase from each holder of shares of Series B Cumulative Convertible Preferred Stock one-third of the number of shares of the Series B Cumulative Convertible Preferred Shares held by such holder on such eighth
anniversary.   On the ninth anniversary of the Original Issue Date, the
Corporation shall purchase from each holder of shares of Series B Cumulative Convertible Preferred Stock one-half of the number of shares of the Series B Cumulative Convertible Preferred Shares held by such holder on such ninth anniversary. On the tenth anniversary of the Original Issue Date, the Corporation shall purchase from each holder of shares of Series B Cumulative Convertible Preferred Stock the number of shares of the Series B Cumulative Convertible Preferred Shares held by such holder on such tenth anniversary. Repurchases made pursuant to this Section 7(a) shall be effected on such anniversary date (or such other day as the holder and the Corporation may agree) and shall be for the Redemption Price (defined below in Section 7(b)) plus an amount in cash equal to the accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for repurchase. Any shares of Series B Cumulative Convertible Preferred Stock which would have accrued but have not been paid on any shares tendered for purchase shall be deemed to be tendered for purchase.

          (b) (i) If one or more Special Defaults shall occur at any time or from time to time on or after the Original Issue Date, each holder of shares of the Series B Cumulative Convertible Preferred Stock shall have the right, at such holder's option exercisable at any time within 120 days after the happening of each such Special Default, to require the Corporation to purchase all or any part of the shares of Series B Cumulative Convertible Preferred Stock then held by such holder as such holder may elect at the Redemption Price (defined below) plus, in each case, an amount in cash equal to the accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption. Any shares of Series B Cumulative Convertible Preferred Stock which would have accrued but have not been paid on any shares tendered for purchase shall be deemed to be tendered for purchase. The "Redemption Price" shall be the Liquidation Preference where there have been no Special Defaults, and -- after there has been one or more Special Defaults -- shall be 130% of the greater of the Liquidation Preference or the market value of the Common Stock (valued at the average of the Closing Prices on the preceding twenty (20) trading days immediately prior to the occurrence of the Special Default) into which the Series B Cumulative Convertible Preferred Stock would then be convertible assuming such shares to be immediately convertible (whether or not such shares were then actually convertible);

               (ii) A "Special Default" shall mean any of the following events which occur after the Original Issuance Date and while any shares of the Series B Cumulative Convertible Preferred Stock are outstanding:

                    (1)  the disbanding or other restructuring,
reorganization, or reconstitution (including without limitation change in the number of members) of the Executive Committee of the Board without the prior written approval of a majority of the members of the Executive Committee who were members prior to such change (and, for so long as the holders of the Series B Cumulative Convertible Preferred Stock shall have the right to designate more than one director to the Executive Committee pursuant to Section 13(b) below, including the members so designated by the holders of the Series B Cumulative Convertible Preferred Stock);

                    (2) the taking of any of the following actions by the Corporation or the Board without the approval of a majority of the members of the Executive Committee of the Board (whether or not such action was taken by the Board in view of its fiduciary duties pursuant to the last sentence of
Section 3.3(A) of the By-Laws of the Corporation, as amended): (A) any borrowing or guarantee by the Corporation exceeding $15 million, (B) except for issuance of stock or stock options pursuant to the Corporation's incentive compensation plans or programs, any issuance of stock (whether common or preferred, whether voting or non-voting, whether junior, pari passu, or senior to the Series B Cumulative Convertible Preferred Stock) other than Common Stock of the Corporation in an aggregate amount not exceeding five percent (5%) of the Common Stock of the Corporation issued and outstanding on the Original Issue Date, (C) any strategic alliance (other than a construction joint venture) involving a capital commitment by the Corporation exceeding $5 million, (D) any asset sale by the Corporation or lease as lessor exceeding $5 million (other than equipment dispositions in the normal course of business); (E) any redemption or amendment of the Rights (defined below) or the preferred stock of the Corporation issuable upon the exercise of such Rights, or any amendment of the Rights Agreement (defined below), and (F) any termination of (other than a termination upon expiration) or amendment to the management agreement between the Corporation and Tutor-Saliba Corporation; provided, however, that for purposes of this Section
                          --------  -------
8(b)(ii)(2), approval of the Executive Committee shall not be required for any decision by the Board of Directors to redeem the Series B Cumulative Convertible Preferred Stock pursuant to Section 6(a);

                    (3) any change by the Corporation in the composition of the Executive Committee of the Board which results in members of such Committee selected by the holders of the Series B Cumulative Convertible Preferred Stock pursuant to Section 13(b) below being fewer than the number of directors that the holders of the Series B Cumulative Convertible Preferred Stock are then entitled to designate pursuant to that provision or the failure of the Corporation to nominate for director the persons designated by the holders of the Series B Cumulative Convertible Preferred Stock in accordance with Section 13(a) below; or

                    (4) solely for purposes of the right to elect additional directors pursuant to Section 9(b) and not for purposes of any other Section, the failure of the Corporation to authorize, declare, and pay dividends payable in Series B Cumulative Convertible Preferred Stock when due in accordance with
Section 3.

          (c) The date fixed for each such repurchase shall be (x) the anniversary of the Original Issue Date immediately succeeding the notice given pursuant to Section 7(a), or (y) the 121st day following the occurrence of the Special Default giving rise to a repurchase pursuant to Section 7(b). The place of payment shall be at an office or agency in Boston, Massachusetts fixed therefor by the Corporation or, if not fixed, at the principal executive office of the Corporation.

          (d) The Corporation shall, within 20 days of the occurrence of a Special Default, give a written notice thereof by registered or certified mail, postage prepaid, return receipt requested, to the holders of record of shares of the Series B Cumulative Convertible Preferred Stock, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice shall specify the Special Default which has occurred and the date of such occurrence, the place or places of payment, the then effective conversion price pursuant to Section 8, the then effective repurchase price and the date the right of such holder to require such repurchase shall terminate. Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series B Cumulative Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares shall not affect the validity of the proceedings for the repurchase of any other shares of Series B Cumulative Convertible Preferred Stock.

          (e) (i) On the date fixed for any such repurchase, each holder of shares of Series B Cumulative Convertible Preferred Stock who elects to have shares of Series B Cumulative Convertible Preferred Stock held by it purchased shall surrender the certificate representing such shares to the Corporation at the place designated in such notice together with an election to have such purchase made and shall thereupon be entitled to receive payment therefor provided in this Section 7. If less than all the shares represented by any such surrendered certificate are repurchased, a new certificate shall be issued representing the unpurchased shares. Dividends with respect to the shares of Series B Cumulative Convertible Preferred Stock so purchased shall cease to accrue after the date so purchased, such shares shall no longer be deemed outstanding after such date and the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so purchased shall terminate.

                    (ii) If the funds legally available for such purchase are not sufficient to purchase all the shares of Series B Cumulative Convertible Preferred Stock tendered to the Corporation for purchase, the Corporation shall purchase the greatest number of whole shares for which such funds are so available on a pro rata basis among all tendering holders based on the ratio of the number of shares tendered by each of them to the aggregate amount of all shares so tendered, and the certificates representing the unpurchased shares shall be deemed not to be surrendered for repurchase, such unpurchased shares shall remain outstanding and the rights of the holders of shares of Series B Cumulative Convertible Preferred Stock thereafter shall continue to be those of a holder of shares of the Series B Cumulative Convertible Preferred Stock; provided, however, the Corporation shall thereafter be required to repurchase
--------  -------
all such remaining shares at the first date it has sufficient funds legally available for such purpose at the price it would have paid at the date such shares were actually tendered and the Corporation shall give notice as aforesaid to each holder whose shares were not repurchased for such reason and such holder shall thereafter have the right to elect to have such shares repurchased, such election to be made within 30 days of receipt of such notice. For purposes of this Section, the Corporation shall be deemed not to have sufficient funds legally available for any such purchase if the Board of Directors reasonably determines that immediately after such repurchase the Corporation would be insolvent.

                    (iii) For so long as there remain shares of Series B Cumulative Convertible Preferred Stock that have been surrendered for repurchase in accordance with this Section 7 that have not been so repurchased by the
Corporation: (1) the number of members of the Board of Directors shall be increased by such number as is necessary to allow the election of the directors specified in clause (2) of this Section, and (2) the holders of the Series B Cumulative Convertible Preferred Stock, voting separately as a class, shall have the right to elect an additional number of directors to the Board of Directors such that the Designated Directors (defined below in Section 13) who are serving on the Board of Directors, plus the directors elected by such holders voting as a class under this clause, constitute a majority of Board. The right of the holders of the Series B Cumulative Convertible Preferred Stock to vote for such additional directors shall terminate when shares of the Series B Cumulative Convertible Preferred Stock properly tendered for repurchase pursuant to this
Section 7 have been repurchased. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series B Cumulative Convertible Preferred Stock to vote for such additional directors, and the number of directors of the Board of Directors shall immediately thereafter be reduced.

                    (iv) The foregoing right of the holders of the Series B Cumulative Convertible Preferred Stock with respect to the election of additional directors may be exercised at each annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect additional directors shall have accrued to the holders of the Series B Cumulative Convertible Preferred Stock more than thirty (30) days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within five (5) days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of the Series B Cumulative Convertible Preferred Stock, call a special meeting of the holders of the Series B Cumulative Convertible Preferred Stock to be held as promptly as practicable after the delivery of such request for the purpose of electing such additional directors.

                    (v) The holders of the Series B Cumulative Convertible Preferred Stock voting as a class shall have the right to remove with or without cause at any time and replace any directors such holders shall have elected pursuant to this Section 7 and the holders of each other class of stock of the Corporation shall not have the right to remove any such directors.

     8.   Conversion.
          ----------

          (a)  Right of Conversion.  Each share of Series B Cumulative
               -------------------
Convertible Preferred Stock, whether issued originally or in-kind as a dividend payment, shall be convertible at the option of the holder thereof, at any time (provided, however, that where the Corporation has elected to redeem such stock,
---------  -------
the option of the holder described in this section must be exercised prior to the close of business on the business day prior to the date fixed for redemption of such share as herein provided), into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, at the rate of that number of shares of Common Stock for each full share of Series B Cumulative Convertible Preferred Stock that is equal to the Liquidation Preference plus an amount in cash equal to the accrued and unpaid dividends thereon, whether or not authorized or declared, divided by the conversion price applicable per share of Common Stock. For purposes of this Section 8(a), the "conversion price" applicable per share of Common Stock shall initially be equal to Nine Dollars and Sixty-Eight Cents ($9.68), and shall be adjusted from time to time after the Original Issue Date in accordance with the provisions of this
Section 8.

          (b)  Conversion Procedures.
               ---------------------

               (i) Any holder of shares of Series B Cumulative Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates representing such shares of Series B Cumulative Convertible Preferred Stock at the office of the transfer agent for the Series B Cumulative Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B Cumulative Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

               (ii) Subject to Section 8(k) hereof, no payments or adjustments in respect of dividends on shares of Series B Cumulative Convertible Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series B Cumulative Convertible Preferred Stock.

               (iii) The Corporation shall, as soon as practicable after such deposit of certificates representing shares of Series B Cumulative Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of the transfer agent to the person for whose account such shares of Series B Cumulative Convertible Preferred Stock were so surrendered or to the nominee or nominees of such person certificates representing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series B Cumulative Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series B Cumulative Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

          (c)  Adjustment of Conversion Price.  The conversion price at which a
               ------------------------------
share of Series B Cumulative Convertible Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

               (i) (1) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class of stock of the Corporation which dividend or distribution includes Common Stock or shall exchange outstanding Rights (as defined in Section 8(j) hereof) for shares of Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or to exchange such Rights shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution or exchange, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

                      (2) In case the Corporation shall issue or otherwise sell or distribute shares of Common Stock for a consideration per share in cash or property less than the most recent Closing Price prior to the time of such issuance (and, if shares are issued, sold, or distributed pursuant to the exercise or conversion of options, warrants, convertible securities, or other rights, the exercise or conversion price thereof when such options, warrants, convertible securities, or rights were granted or issued was less than the Closing Price (defined below in Section 8(h) at the time of issuance of such options, warrants, convertible securities, or other rights), the conversion price then in effect shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance, sale or distribution (such consideration, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and described in a vote of the Board of Directors) would purchase at the current market price per share and the denominator shall be the number of shares of Common Stock outstanding immediately after giving effecting to such issuance, sale or distribution.

               (ii) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all or substantially all holders of its Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of

Common Stock at a price per share less than the then current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In case any rights or warrants referred to in this subparagraph
(ii) in respect of which an adjustment shall have been made shall expire unexercised, the conversion price shall be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants. For the purposes of this Section 8(c)(ii), if both a Distribution Date and a Section 11(a)(ii) Event (as such terms are defined in the Rights Agreement by and between the Corporation and the First National Bank at Boston, dated as of September 23, 1988, as amended (the "Rights Agreement")) shall have occurred, then the later to occur of such events shall be deemed to constitute an issuance of rights to purchase shares of Common Stock.

               (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

               (iv) (1) In case the Corporation shall, by dividend or otherwise, make a Section 8(c)(iv) Distribution (defined below in Section 8(h)) to all or substantially all holders of its Common Stock, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately following the close of business on the Determination Date (as defined in Section 8(h)) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Determination Date less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the date of such effectiveness, of the portion of the Section 8(c)(iv) Distribution so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Determination Date. If the Board of Directors so determines as aforesaid the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when-issued trading market for any Securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share of Common Stock pursuant to subparagraph (vii) of this Section 8(c).

                      (2) Notwithstanding the foregoing, if the Corporation elects to reserve, for distribution to the holders of the Series B Cumulative Convertible Preferred Stock upon the conversion of the shares of Series B Cumulative Convertible Preferred Stock, the evidences of the Corporation's indebtedness, shares of any class of stock, or assets that would have been distributed to the holders of the Series B Cumulative Convertible Preferred Stock if they had converted their shares into shares of Common Stock so that any such holder converting shares of Series B Cumulative Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such evidences of the Corporation's indebtedness, shares of any class of stock, or assets which such holder would have received if such holder had, immediately prior to the Determination Date for such distribution of securities, converted its shares of Series B Cumulative Convertible Preferred Stock into Common Stock, the fair market value of the Securities shall, for purposes of this subparagraph (iv), be deemed to be zero.

               (v) Subject to the last sentence of this subparagraph (v), in case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding any cash representing an amount per share of capital stock of the Corporation to the extent such cash does not constitute an Extraordinary Equity Payment), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (v) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Determination Date less the amount of cash so distributed and not excluded as above provided applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Determination Date. Notwithstanding the foregoing, if the Corporation elects to reserve the cash to be distributed for distribution to the holders of the Series B Cumulative Convertible Preferred Stock upon the conversion of the shares of Series B Cumulative Convertible Preferred Stock so that any such holder converting shares of Series B Cumulative Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount of cash which such holder would have received if such holder had, immediately prior to the Determination Date for such distribution of cash, converted its shares of Series B Cumulative Convertible Preferred Stock into Common Stock, then the conversion price shall not be so reduced.

               (vi) In case a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Corporation's Common Stock shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

               (vi) For purposes of any computation under this section, the current market price per share of Common Stock on any date shall be deemed to be the volume-weighted average trading price of the Common Stock for the five-day period before the earlier of the day in question and the "ex" date with respect to any issuance or distribution requiring such computation; provided, however,
                                                            --------  -------
that for purposes of clause (3) of this paragraph, the current market price per share shall be deemed to be the volume-weighted average trading price of the Common Stock for the five-day period after the "ex date." For purposes of this subparagraph (vii), the term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any tender or exchange offer, means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

               (viii) The Corporation may make such reductions in the conversion price, in addition to those required by subparagraphs (i), (ii), (iii), (iv),
(v) and (vi) of this Section 8(c), as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

               (ix) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by
                      --------  -------
reason of this subparagraph (ix) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

               (x) Notwithstanding any other provision of this Section 8 and without implication that the contrary would otherwise be true, no issuance, dividend or distribution requiring adjustment of the conversion price pursuant to Section 8(c) hereof shall be deemed to have occurred in the event that, upon, following or in connection with the redemption or expiration of the Rights or the termination of the Rights Agreement or otherwise, the Corporation enters into a new agreement that is comparable in purpose and effect to the Rights Agreement (as determined by the Board of Directors, whose determination shall be conclu sive) and distributes rights to purchase Preferred Stock (or other similar stock purchase rights under such agreement that are attached to the Common Stock) to the holders of Common Stock.

               (xi) Whenever the conversion price is adjusted as herein provided:

                      (1) the Corporation shall compute the adjusted conversion price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the acts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series B Cumulative Convertible Preferred Stock; and

                      (2) a notice stating the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of shares of Series B Cumulative Convertible Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

          (d)  No Fractional Shares.  No fractional shares or scrip representing
               --------------------
fractional shares of Common Stock shall be issued upon conversion of Series B Cumulative Convertible Preferred Stock. If more than one certificate representing shares of Series B Cumulative Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Cumulative Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series B Cumulative

Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on the Primary Exchange, shall be the reported last sale price regular way on the Primary Exchange) at the close of business on the day of conversion.

          (e)  Reclassification, Consolidation, Merger, or Sale of Assets. If
               ----------------------------------------------------------
any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series B Cumulative Convertible Preferred Stock shall have the right to acquire and receive upon conversion of the Series B Cumulative Convertible Preferred Stock, which right shall be pari
                                                                          ----
passu with the rights of holders of Parity Dividend Stock and senior to the
-----
rights of the holders of Junior Dividend Stock and Junior Liquidation Stock (but after and subject to the rights of holders of Senior Dividend Stock and Senior Liquidation Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series B Cumulative Convertible Preferred Stock at the conversion price then in effect, whether or not such stock is then convertible. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument in reasonable and customary form mailed or delivered to the holders of the Series B Cumulative Convertible Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

          (f)  Reservation of Shares; Transfer Taxes; Etc.
               ------------------------------------------

               (i) The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B Cumulative Convertible Preferred Stock, such number of shares of its Common Stock or Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series B Cumulative Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Massachusetts, increase the number of authorized shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series B Cumulative Convertible Preferred Stock.

               (ii) If any shares of Common Stock required to be reserved for purposes of conversion of the Series B Cumulative Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the American Stock Exchange or any other national securities exchange or national quotation service, the Corporation will list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the shares of Series B Cumulative Convertible Preferred Stock.

               (iii) The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series B Cumulative Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series B Cumulative Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (g)  Prior Notice of Certain Events. In case:
               ------------------------------

               (i) the Corporation shall declare or authorize a redemption or repurchase of in excess of five percent of the then outstanding shares of Common Stock; or

               (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than pursuant to the Rights Agreement or, following the redemption or expiration of the Rights or the termination of the Rights Agreement, any new shareholder rights agreement that is comparable in purpose and effect to the Rights Agreement); or

               (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

               (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series B Cumulative Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Series B Cumulative Convertible Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record date hereinafter specified, a notice stating, as the case may be, (x) the record date (if any) for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if no record date is to be set, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or
(y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date, if any, as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

          (h)  Definitions.  The following definitions shall apply to terms used
               -----------
in this Section 8:

               (i) "Closing Price" on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the Primary Exchange, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available in such manner, as furnished by any American Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose.

               (ii) "Determination Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or assets or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property or assets (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

               (iii)  "Extraordinary Equity Payment" shall mean:

                      (1) the declaration or payment on or after the Original Issue Date by the Corporation, or any of its subsidiaries of any dividend or distribution on any class or series of its stock other than:

                           (A)  any dividend or distribution from one subsidiary
of the Corporation to a wholly-owned subsidiary of the Corporation or from a subsidiary of the Corporation to the Corporation; provided that all of such dividend paid or distribution made, net of applicable withholding taxes, is received by the Corporation, or such recipient subsidiary;

                           (B)  any regularly scheduled (whether or not overdue)
periodic cash dividend on the $21.25 Preferred Stock and Series B

Cumulative Convertible Preferred Stock in accordance with the terms thereof as in effect on the Original Issue Date;

                           (C)  any cash dividends on the Common Stock or other
capital stock after September 1, 2001 that do not exceed in aggregate more than twenty-five percent (25%) of the Corporation's consolidated net income available for distribution to common shareholders (after preferred dividends); provided,
                                                                     --------
however, that the Corporation shall have elected, for the preceding four fiscal
-------
quarters, to pay cash dividends on the Series B Cumulative Convertible Preferred Stock and shall have paid in full such dividends in cash when due;

                      (2) any repurchases, redemptions, retirements or other acquisitions directly or indirectly by the Corporation or any of its subsidiaries on or after the Original Issue Date of any stock of the Corporation or any of its subsidiaries (other than a wholly-owned subsidiary) (other than redemptions or repurchases of the Series B Cumulative Convertible Preferred Stock in accordance with Sections 6 and 7).

               (iv) "Fundamental Change" shall mean the occurrence of any transaction or event in connection with a plan or agreement to which, in either case, the Corporation is a party pursuant to which all or substantially all of the shares of Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one
            --------  -------
such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the shares of Common Stock of the Corporation shall be exchanged for, converted into or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of Common Stock received in such transaction or event as a result of which more than 50% of the shares of Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets; provided, further, that such term does not include (i) any such transaction or event in which the Corporation and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event, or (ii) any such transaction or event in which the holders of Common Stock receive securities of an issuer other than the Corporation if, immediately following such transaction or event, such holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following such transaction or other event.

               (v) "Section 8(c)(iv) Distribution" shall mean evidences of the Corporation's indebtedness, shares of any class of stock, or assets, including securities, but excluding any rights or warrants referred to in subparagraph (ii) of Section 8(c), excluding any dividend or distribution paid in cash, and excluding any dividend or distribution referred to in subparagraph
(i) of Section 8(c).

               (vi) "Trading Day" shall mean a day on which the national securities exchange or the NASDAQ National Market System used to determine the Closing Price is open for the transaction of business or the reporting of trades.

          (i)  Dividend or Interest Reinvestment Plans.  Notwithstanding the
               ---------------------------------------
foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security issued or outstanding on the Original Issue Date (except as expressly provided in Section 8(c)(i) or 8(c)(ii) with respect to certain events under the Rights Agreement), and any issuance of Rights (defined below) or other rights referred to in
Section 8(c)(x), shall not be deemed to constitute an issuance of Common Stock, options, warrants, rights, or exercisable, exchangeable or convertible securities by the Corporation or any of its subsidiaries to which any of the adjustment provisions described above in this Section 8 applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or options, warrants, rights, or securities convertible into or exchangeable or exercisable for stock) of the Corporation except as specifically described in this Section 8. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to the holders of Series B Cumulative Convertible Preferred Stock.

          (j)  Preferred Share Purchase Rights.  So long as Preferred Share
               -------------------------------
Purchase Rights, of the kind authorized and declared on September 23, 1988 and distributed by the Corporation in September 1988 as the same have been and may hereafter be amended ("Rights"), are attached to the outstanding shares of Common Stock of the Corporation, each share of Common Stock issued upon conversion of the shares of Series B Cumulative Convertible Preferred Stock prior to the earliest of any Distribution Date (as defined in the Rights Agreement), the date of redemption of the Rights or the date of expiration of the Rights shall be issued with Rights in an amount equal to the amount of Rights then attached to each such outstanding share of Common Stock.

          (k)  Certain Additional Rights.  In case the Corporation shall, by
               -------------------------
dividend or otherwise, authorize, declare or make a distribution on its Common Stock referred to in Section 8(c)(iv) or Section 8(c)(v), the holder of each share of Series B Cumulative Convertible Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to Section 8(c)(iv) or Section 8(c)(v), shall be entitled to receive for each share of Common Stock into which such share of Series B Cumulative Convertible Preferred Stock is converted, the portion of the evidences of indebtedness, shares of stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that, at the
                                         --------  -------
election of the Corporation (whose election shall be evidenced by a vote of the Board of Directors) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Corporation, pay such holder an amount in cash equal to the fair market value thereof (as determined by the Board of Directors, whose determination shall be conclusive and described in a vote of the Board of Directors). If any conversion of a share of Series B Cumulative Convertible Preferred Stock described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the holder of the share of Series B Cumulative Convertible Preferred Stock so converted is entitled to receive in accordance with the immediately preceding sentence, the Corporation may elect (such election to be evidenced by a resolution of the Board of Directors) to distribute to such holder a due bill for the evidences of indebtedness, shares of stock, cash or assets to which such holder is so entitled; provided that such due bill (i) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and (ii) requires payment or delivery of such evidences of indebtedness, shares of stock, cash or assets no later than the date of payment or delivery thereof to holders of Common Stock receiving such distribution. The rights provided in this Section 8(k) with respect to distribution referred to in Section 8(c)(iv) or

Section 8(c)(v) shall be in lieu of, and not in addition to, the rights accorded to holders of Series B Cumulative Convertible Preferred Stock in those Sections.

          (l)  Other.  Notwithstanding any other provision in this Section 8 to
               -----
the contrary, if the Corporation shall, by dividend or otherwise, authorize, declare or make a distribution on its Common Stock referred to in Section 8(c)(iv) and such distribution shall include shares of stock of one or more corporations that immediately prior to such distribution was or would have been a subsidiary (a "Spin-Off"), the holder of each share of Series B Cumulative Convertible Preferred Stock shall be entitled to receive its pro rata share of the securities distributed in the Spin-Off as if such holder had been the holder of record of the number of shares of Common Stock into which the Series B Cumulative Convertible Preferred Stock would be convertible (but for any restrictions on convertibility contained in this Certificate of Vote) as of the record date for such distribution. The rights provided in this Section 8(l) with respect to Spin-Offs shall be in lieu of, and not in addition to, the rights accorded to holders of Series B Cumulative Convertible Preferred Stock with respect to Spin-Offs in Section 8(c)(iv).

     9.   Voting Rights.
          -------------

          (a)  General.  The holders of shares of Series B Cumulative
               -------
Convertible Preferred Stock shall each initially have Twenty and Sixty-Five Thousand Six Hundred and Forty-Eight Hundred-Thousandths (20.65648) votes for each share held, which such shares shall be voted as a class with the holders of the Common Stock on all matters on which the Common Stock may vote, except as set forth below. Upon the occurrence of any event that causes an adjustment to the conversion price pursuant to Section 8(c), the number of votes possessed by each share of Series B Cumulative Convertible Stock shall be adjusted such that the number of votes possessed by each such share immediately after the event giving rise to the adjustment under Section 8(c) shall be equal to (x) the number of votes possessed by such share immediately preceding such event, multiplied by (y) the conversion price immediately preceding such event, divided by (z) the conversion price immediately after such event. Any shares of Series B Cumulative Convertible Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

          (b)  Special Default Voting Rights.
               -----------------------------

               (i) Whenever a Special Default exists, (1) the number of members of the Board of Directors shall be increased by such number as is necessary to allow the election of the directors specified in clause (2), and
(2) the holders of the Series B Cumulative Convertible Preferred Stock, voting separately as a class, shall have the right to elect an additional number of directors to the Board of Directors such that Designated Directors selected by the holders of the Series B Cumulative Convertible Preferred Stock, plus the directors elected by such holders voting as a class under this clause, constitute a majority of Board. Notwithstanding the foregoing sentence, the holders of the Series B Cumulative Convertible Preferred Stock (voting separately as a class) will not have the right to vote for additional directors pursuant to this Section 9(b) where (x) such holders have exercised their right to elect additional directors pursuant to Section 7(e)(iii), and (y) such additional directors continue to serve as such. The right of the holders of the Series B Cumulative Convertible Preferred Stock to vote for such additional directors shall terminate at the earlier to occur of (A) when such Special Default no longer exists or (ii) two years after the election of directors pursuant to clause (2) of the first sentence of this Section. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series B Cumulative Convertible Preferred Stock to vote for such additional directors, and the number of directors of the Board of Directors shall immediately thereafter be reduced.

               (ii) The foregoing right of the holders of the Series B Cumulative Convertible Preferred Stock with respect to the election of additional directors may be exercised at each annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Series B Cumulative Convertible Preferred Stock more than thirty (30) days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within five (5) days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of the Series B Cumulative Convertible Preferred Stock, call a special meeting of the holders of the Series B Cumulative Convertible Preferred Stock to be held as promptly as practicable after the delivery of such request for the purpose of electing such additional directors.

               (iii) The holders of the Series B Cumulative Convertible Preferred Stock referred to above voting as a class shall have the right to remove with or without cause at any time and replace any directors such holders shall have elected pursuant to this Section 9(c) and the holders of each other class of stock of the Corporation shall not have the right to remove any such directors.

          (c)  Class Voting Rights.  So long as any shares of the Series B
               -------------------
Cumulative Convertible Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, without the affirmative vote or consent of the holders of at least 66 2/3% (unless a higher percentage shall then be required by applicable law or the Corporation's Articles) of all outstanding shares of the Series B Cumulative Convertible Preferred Stock voting separately as a class: (i) amend, alter or repeal any provision of the Articles, Certificate of Vote, or the bylaws of the Corporation, if such amendment, alteration or repeal would alter the contract rights, as expressly set forth herein, of the Series B Cumulative Convertible Preferred Stock or otherwise to adversely affect the rights of the holders thereof or the holders of the Common Stock, (ii) create, authorize or issue, or amend the terms of in a manner adversely affect the rights of the holders the Series B Cumulative Convertible Preferred Stock, or reclassify shares of any authorized stock of the Corporation into, or increase the authorized amount of, any Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock, or Parity Liquidation Stock or any security convertible into such senior or Parity Stock, or (iii) approve a Fundamental Change.

     10.  Outstanding Shares.  For purposes of this Certificate of Vote, all
          ------------------
shares of Series B Cumulative Convertible Preferred Stock issued by the Corporation shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Series B Cumulative Convertible Preferred Stock that have been so called for redemption under
Section 6, to the extent provided thereunder; (ii) from the date of surrender of certificates representing shares of Series B Cumulative Convertible Preferred Stock, all shares of Series B Cumulative Convertible Preferred Stock converted into Common Stock or repurchased pursuant to Section 7 hereof; and (iii) from the date of registration of transfer, all shares of Series B Cumulative Convertible Preferred Stock held of record by the Corporation or any majority-owned subsidiary of the Corporation.

     11.  Transfer Restrictions.
          ---------------------

          (a)  Legends on Series B Cumulative Convertible Preferred Stock and
               --------------------------------------------------------------
Common Stock. The certificates representing shares of Series B Cumulative
------------
Convertible Preferred Stock shall, unless otherwise agreed by the Corporation and the holders of any such certificates, bear a legend substantially to the following effect:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ISSUABLE UPON CONVERSION OR EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PERINI CORPORATION TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRIC TIONS WHICH ARE CONTAINED IN THE RESTATED ARTICLES OF ORGANIZATION OF PERINI CORPORATION, IN THE CERTIFICATE OF VOTE GOVERNING THESE SHARES AND IN A STOCK PURCHASE AGREEMENT DATED AS OF JULY 24, 1996, AS AMENDED, A COPY OF EACH OF WHICH IS ON FILE WITH PERINI CORPORATION AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

          (b)  Transfer Agent Requirements.  The transfer agent (which may be
               ---------------------------
the Corporation) for the Series B Cumulative Convertible Preferred Stock shall not be required to accept for registration of transfer any shares of Series B Cumulative Convertible Preferred Stock bearing the legend contained in paragraph
(a) above, except upon presentation of evidence satisfactory to transfer agent that the restrictions on transfer of shares of the Series B Cumulative Convertible Preferred Stock referred to in the legend in paragraph (a) have been complied with, all in accordance with such reasonable regulations as the Corporation may from time to time agree with the transfer agent for shares of the Series B Cumulative Convertible Preferred Stock.

     12.  Status of Acquired Shares.  Shares of Series B Cumulative Convertible
          -------------------------
Preferred Stock redeemed or repurchased by the Corporation, received upon conversion pursuant to Section 8 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series B Cumulative Convertible Preferred Stock.

     13.  Special Covenants.
          -----------------

          (a)  Nomination of Directors.  Effective as of the Original Issue
               -----------------------
Date, the Corporation shall elect to the board of directors three directors designated by the holders of such stock (such directors, together with their replacements as provided below, the "Designated Directors"), one of whom shall be a Class I director, one of whom shall be a Class II director, and one of whom shall be a Class III director. The holders of a majority of the Series B Cumulative Convertible Preferred Stock shall designate the classes of such initial Designated Directors.

               (i) In the event that any Designated Director shall resign, be unable to serve, or be removed (a "Replaced Designated Director"), the holders of a majority of the Series B Cumulative Convertible Preferred Stock shall have the right to designate a replacement to serve as Designated Director until the next meeting of shareholders at which directors of the same class as the Replaced Designated Director are elected. Any Designated Director may be removed from the Board, with or without cause, by the holders of a majority of the Series B Cumulative Convertible Preferred Stock.

               (ii) Except as provided below, at any time when the term of a Designated Director shall have ended and there shall be a meeting of shareholders of the Corporation to elect directors, the Corporation shall nominate for election to the board of directors, as a successor to any Designated Director serving pursuant to Section 13(a) or clause (i) of such provision, such person as is designated to be a Designated Director by the holders of a majority of the Series B Cumulative Convertible Preferred Stock.

               (iii) In the event that the holders of the Series B Cumulative Convertible Preferred Stock dispose of such stock or Conversion

Shares (defined below) representing more than sixty-six and two-thirds percent (66-2/3%) and less than or equal to eighty percent (80%) of the voting power of the Series B Cumulative Convertible Preferred Stock issued on the Original Issue Date (plus any payment-in-kind dividends paid thereon), the number of Designated Directors shall be reduced to two. If there are then more than two Designated Directors serving on the board, the holders of a majority of the Series B Cumulative Convertible Preferred Stock shall remove one such Designated Director and the holders of such stock shall not have any right, pursuant to clause (ii) or otherwise, to cause the Corporation to nominate a designated successor to such removed director.

               (iv) In the event that the holders of the Series B Cumulative Convertible Preferred Stock dispose of such stock or Conversion Shares representing more than eighty percent (80%) and less than or equal ninety percent (90%) of the voting power of the Series B Cumulative Convertible Preferred Stock issued on the Original Issue Date (plus any payment-in-kind dividends paid thereon), the number of Designated Directors shall be reduced to one. If there is then more than one Designated Director serving on the board, the holders of a majority of the Series B Cumulative Convertible Preferred Stock shall remove all but one such Designated Director and the holders of such stock shall not have any right, pursuant to clause (ii) or otherwise, to cause the Corporation to nominate a designated successor to such removed director(s).

               (v) In the event that the holders of the Series B Cumulative Convertible Preferred Stock dispose of such stock or Conversion Shares representing more than ninety percent (90%) of the voting power of the Series B Cumulative Convertible Preferred Stock issued on the Original Issue Date (plus any payment-in-kind dividends paid thereon), there shall be no Designated Directors and any Designated Directors then serving on the board shall be removed, and their terms in office shall immediately expire, without any further action of the holders of such stock.

               (vi) The right to nominate directors pursuant to this provision is in addition to, and not in limitation of, any other rights and powers of the Series B Cumulative Convertible Preferred Stock. Directors nominated by the holders of the Series B Cumulative Convertible Preferred Stock in their capacity as holders of capital stock of the Corporation and not pursuant to clause (i),
(ii), or (iii) above are not Designated Directors for purposes of this Certificate of Vote.

               (vii) The vote of the holders of Series B Cumulative Convertible Preferred Stock referred to in this Section may be exercised at a meeting of such holders or by written consent of holders with the requisite percentage of the voting power outstanding.

               (viii) Upon the reasonable request of the Corporation, the holders of the Series B Cumulative Convertible Preferred Stock shall certify in writing to the Corporation their holding of Conversion Shares.

               (ix)    For purposes of this Section:

                       (1) "voting power" shall mean the number of votes each such share possesses in the election of directors; and

                       (2) "Conversion Shares" shall mean the shares of Common Stock which are both (A) issuable or issued upon conversion of the Series B Cumulative Convertible Preferred Stock pursuant to the terms of this Certificate of Vote of Directors, and (B) held by a person who either (x) acquired the shares of the Series B Cumulative Convertible Preferred Stock from which the shares referred to in clause (A) of this definition were converted and has held such Common Stock continuously thereafter, or (y) acquired the shares referred to in clause (A) of this definition from a person referred to in clause (B)(x) of this definition through a distribution to the partners by, or dissolution of, a partnership.

          (b)  Appointment to Executive Committee.  At any time at which the
               ----------------------------------
holders of the Series B Cumulative Convertible Preferred Stock shall have the right to nominate directors for election to the board pursuant to Section 13(a) hereof, such holders shall also have the right to designate a like number of persons from among the members of the board of directors to be members of the Executive Committee of the board (the "Designated Executive Committee Members"). In the event that any Designated Executive Committee Member shall resign, be unable to serve, or be removed, the holders of a majority of the Series B Cumulative Convertible Preferred Stock shall have the right to designate a replacement Designated Executive Committee Member. Any Designated Executive Committee Member may be removed from the Executive Committee, with or without cause, by the holders of a majority of the Series B Cumulative Convertible Preferred Stock.

          (c)  Approval of Certain Actions.  Neither the Corporation nor the
               ---------------------------
Board shall take any of the following actions without the approval of a majority of the members of the Executive Committee of the Board: (A) any borrowing or guarantee by the Corporation exceeding $15 million, (B) except for issuance of stock or stock options pursuant to (x) the Corporation's incentive compensation plans and programs, (y) any warrants outstanding on the Original Issue Date, or (z) the Rights, any issuance of stock (whether common or preferred, whether voting or non-voting, whether junior, pari passu, or senior to the Series B Cumulative Convertible Preferred Stock) other than Common Stock in an aggre gate amount not exceeding five percent (5%) of the Common Stock issued and outstanding on the Original Issue Date, (C) any strategic alliance (other than a construction joint venture) involving a capital commitment by the Corporation exceeding $5 million, (D) any asset sale by the Corporation or lease by it as lessor exceeding $5 million (other than equipment dispositions in the normal course of business); (E) any redemption or amendment of the Rights or the preferred stock of the Corporation issuable upon the exercise of such Rights, or any amendment of the Rights Agreement; and (F) any termination of (other than a termination upon expiration) or amendment to the management agreement between the Corporation and Tutor-Saliba Corporation; provided, however, that for
                                              --------  -------
purposes of this Section 13(c), approval of the Executive Committee shall not be required for any decision by the Board of Directors to redeem the Series B Cumulative Convertible Preferred Stock pursuant to Section 6(a).
Notwithstanding the foregoing sentence, the board of directors of the Corporation may take any of the actions specified in the preceding sentence if, after having consulted with and considered the advice of outside counsel, it has reasonably determined in good faith that the failure of the board to take such action would be likely to cause the members of such board to breach their fiduciary duties under applicable law.

     14.  Severability of Provisions.  Whenever possible, each provision hereof
          --------------------------
shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------


          REGISTRATION RIGHTS AGREEMENT dated as of _____________ ___, 1996 between PERINI CORPORATION, a Massachusetts corporation (together with its successors, the "Company"), PB CAPITAL PARTNERS, L.P. ("PB"), UNION LABOR LIFE
                 -------                                --
INSURANCE COMPANY SEPARATE ACCOUNT P ("Account P" and, together with PB, the
                                       ---------
"Initial Stockholders").
---------------------

          WHEREAS, as required by the terms and conditions of the Stock Purchase Agreement dated as of July 24, 1996, as amended (the "Stock Agreement"), among
                                                      ---------------
the Company, PB, and Richard C. Blum & Associates, L.P. ("RCBA"), the Company
                                                          ----
shall issue to PB on the Closing (as defined in the Stock Agreement), the Series B Preferred Stock (as defined herein) which such stock is convertible into common stock of the Company, par value $1.00 per share;

          WHEREAS, PB -- with the Company's consent -- has assigned its rights and obligations under the Stock Agreement to acquire a portion of the Series B Preferred Stock to Account P, and Account P has accepted such assignment;

          WHEREAS, the Company has agreed with the Initial Stockholders, for their benefit and for the benefit of the other holders of the Series B Preferred Stock and holders of Conversion Shares (as defined in the Stock Agreement) to provide certain rights as set forth herein;

          NOW THEREFORE the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.1.  Definitions.  Unless otherwise defined herein, the
                        -----------
following terms used in this Agreement shall have the meanings specified below.

          "Account P" has the meaning set forth in the introductory paragraph
           ---------
hereof.

          "Affiliate" means, with respect to any Person, any of (i) a director
           ---------
or executive officer of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person) and (iii) any other Person that, directly or indirectly, controls, or is controlled by or is under common control with such Person. For the purpose of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

          "Business Day" means a day except a Saturday, Sunday or other day on
           ------------
which commercial banks in New York City are authorized by law to close.

          "Common Stock" means the common stock, par value $1.00 per share, of
           ------------
the Company.

          "Company" has the meaning set forth in the introductory paragraph
           -------
hereof.

          "Conversion Shares" means (i) any shares of Common Stock or other
           -----------------
securities issued or issuable upon the conversion of any shares of Series B Preferred Stock; (ii) the shares of Common Stock or other securities issued to PB as a participation fee in connection with PB's purchase of a 100% participation interest in a $10,000,000 extension of credit to the Company pursuant to the Bridge Credit Agreement dated as of February 26, 1996 among Perini Corporation ("Perini"), the Bridge Banks listed in the Bridge Credit Agreement, and Morgan Guaranty Trust Company of New York, as Agent, as amended through November __, 1996; or (iii) any securities issued or issuable with respect to any of such shares or other securities referred to in clause (i) or
(ii) upon the conversion thereof into other securities or by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise;

provided that any of such securities shall cease to be Conversion Shares when
--------
such securities shall have (x) been disposed of pursuant to a Public Sale or (y) ceased to be outstanding.

          "Deferral Period" has the meaning set forth in Section 2.1(d).
           ---------------

          "Effectiveness Period" means the period commencing on the date hereof
           --------------------
and ending on the date that all Conversion Shares shall have ceased to be Registrable Securities.

          "Exchange Act" means the Securities Exchange Act of 1934, or any
           ------------
successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934 shall include a reference to the comparable section, if any, of any such successor Federal statute.

          "Filing Date" has the meaning set forth in Section 2.1(a).
           -----------

          "Initial Stockholders" has the meaning set forth in the introductory
           --------------------
paragraph hereof.

          "Initial Shelf Registration" has the meaning set forth in Section
           --------------------------
2.1(a).

          "Initiating Holders" has the meaning set forth in Section 2.1(a)
           ------------------
hereof.

          "Managing Underwriters" means the investment banking firm or firms
           ---------------------
that shall manage or co-manage an Underwritten Offering.

          "Notice Holder" means a holder of Registrable Securities who has given
           -------------
notice of intention to distribute such holder's Registrable Securities in accordance with Section 2.1(d).

          "PB" has the meaning set forth in the introductory paragraph hereof.
           --

          "Person" means an individual, a corporation, a partnership, a limited
           ------
liability partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Prospectus" means the prospectus included in any Registration
           ----------
Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

          "Public Sale" means any sale of Common Stock to the public pursuant to
           -----------
an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any successor provision then in effect) adopted under the Securities Act.

          "Registrable Securities" means any Conversion Shares until the date
           ----------------------
(if any) when (i) such Conversion Shares shall have been transferred or exchanged and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company or (ii) if requested to do so, the Company would be required to deliver certificates for such Conversion Shares not bearing a legend restricting further transfer, and, in each case, subsequent disposition of such Conversion Shares shall not require registration or qualification under the Securities Act or any similar state law then in force.

          "Registration Statement" means any registration statement of the
           ----------------------
Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

          "Restricted Securities" means the Series B Preferred Stock, the
           ---------------------
Conversion Shares and any securities obtained upon exchange for or upon conversion or transfer of or as a distribution on Series B Preferred Stock, the Conversion Shares or any such securities; provided that particular securities
                                          --------
shall cease to be Restricted Securities when such securities shall have (x) been disposed of pursuant to a Public Sale, (y) been otherwise transferred or exchanged and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force or (z) ceased to be outstanding.

          "Rule 144" means Rule 144 under the Securities Act, as such Rule may
           --------
be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

          "Rule 144A" means  Rule 144A under the Securities Act, as such Rule
           ---------
may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

          "SEC" means the Securities and Exchange Commission or any other
           ---
Federal agency at the time administering the Securities Act.

          "Securities Act" means the Securities Act of 1933, or any similar
           --------------
Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act of 1933 shall include a reference to the comparable section, if any, of any such similar Federal statute.

          "Selling Period" has the meaning set forth in Section 2.1(d).
           --------------

          "Series B Preferred Stock" means the Series B Cumulative Convertible
           ------------------------
Preferred Stock originally issued to the Initial Stockholders in accordance with the Stock Agreement, as such stock may be transferred or otherwise assigned, but only to the extent not theretofore converted, redeemed or expired in accordance with their respective terms.

          "Series B Securityholder" means at any time any Stockholder or any
           -----------------------
holder of Conversion Shares.

          "Shelf Registration" has the meaning set forth in Section 2.1(a).
           ------------------

          "Special Counsel" means any law firm retained from time to time by the
           ---------------
holders of a majority of the Registrable Securities to be sold pursuant to a Registration

Statement or during any Selling Period, as shall be specified by such holders to the Company; provided that at no time there shall be more than one Special
             --------
Counsel the fees and expenses of which will be paid by the Company pursuant to
Section 2.4.

          "Stock Agreement" has the meaning set forth in the recitals.
           ---------------

          "Subsequent Shelf Registration" has the meaning set forth in Section
           -----------------------------
2.1(b).

          "Stockholder" means a holder of Series B Preferred Stock.
           -----------

          "Underwritten Offering" means a registration in which Registrable
           ---------------------
Securities are sold or to be sold to one or more underwriters for reoffering to the public.


                                   ARTICLE II

                              REGISTRATION RIGHTS

          SECTION 2.1  Shelf Registration.
                       ------------------

          (a) As soon as practicable but in any event not later than the date (the "Filing Date") that is sixty (60) days after receipt by the Company of a
      -----------
written request by the holder or holders of a majority of all outstanding Conversion Shares and Series B Preferred Stock (such majority determined, for purposes of this Section 2.1, based on the aggregate number of Conversion Shares then outstanding plus the number of Conversion Shares into which any outstanding shares of Series B Preferred Stock are then convertible) (the "Initiating
                                                               ----------
Holders"), the Company shall prepare and file with the SEC a Registration
-------
Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a "Shelf Registration") registering the
                                      ------------------
resale from time to time by the holders thereof of all of the Registrable Securities upon and following conversion of the Series B Preferred Stock (the

"Initial Shelf Registration"). The Registration Statement for any Shelf
---------------------------
Registration shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by such holders in the manner or manners designated by them (including, without limitation, one or more Underwritten Offerings). The Company shall use its reasonable efforts to cause the Initial Shelf Registration to become effective under the Securities Act as promptly as is practicable and to keep the Initial Shelf Registration continuously effective under the Securities Act until the end of the Effectiveness Period.

          (b) If the Initial Shelf Registration or any Subsequent Shelf Registration (as defined below) ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Registrable Securities shall have been sold or shall have ceased to be Registrable Securities), the Company shall use all reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty days of such cessation of effectiveness amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration covering all of the Registrable Securities (a "Subsequent Shelf Registration"). If a Subsequent
                           -----------------------------
Shelf Registration is filed, the Company shall use all reasonable efforts to cause the Subsequent Shelf Registration to become effective as promptly as is practicable after such filing and to keep such Registration Statement continuously effective until the end of the Effectiveness Period.

          (c) The Company shall supplement and amend the Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration, if required by the Securities Act, or if reasonably requested by any holder of the Registrable Securities covered by such Registration Statement or by any Managing Underwriter of such Registrable Securities.

          (d) Each Series B Securityholder agrees that if it wishes to sell any Registrable Securities pursuant to a Shelf Registration and related Prospectus, it will do so only in accordance with this Section 2.1(d). Each holder of Registrable Securities agrees to give written notice to the Company at least six Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration, which notice shall specify the date on which such holder intends to begin such distribution and any information with respect to such holder and the intended distribution of Registrable Securities by such holder required to amend or supplement the Registration Statement with respect to such intended distribution of Registrable Securities by such holder; provided that no
                                                                --------
holder may give such notice unless such notice, together with notices given by other holders of Registrable Securities joining in such notice or giving similar notices, covers at least 30,000 Conversion Shares. As promptly as is practicable after the date such notice is provided, and in any event within five Business Days after such date, the Company shall either:

     (i) (A) prepare and file with the SEC a post-effective amendment to the Shelf Registration or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or any other required document, so that such Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (B) provide each Notice Holder a copy of any documents filed pursuant to Section 2.1(d)(i)(A); and (C) inform each Notice Holder that the Company has complied with its obligations in Section 2.1(d)(i)(A) and that the

  Registration Statement and related Prospectus may be used for the purpose of selling all or any of such Registrable Securities (or that, if the Company has filed a post-effective amendment to the Shelf Registration which has not yet been declared effective, the Company will notify each Notice Holder to that effect, will use all reasonable efforts to secure the effectiveness of such post-effective amendment and will immediately so notify each Notice Holder when the amendment has become effective); each Notice Holder will sell all or any or such Registrable Securities pursuant to the Shelf Registration and related Prospectus only during the 45-day period commencing with the date on which the Company gives notice, pursuant to Section 2.1(d)(i)(C), that the Registration Statement and Prospectus may be used for such purpose (such 45-day period is referred to as a "Selling Period"); each Notice Holder agrees
                                  --------------
  that it will not sell any Restricted Securities pursuant to such Registration Statement or Prospectus after such Selling Period without giving a new notice of intention to sell pursuant to Section 2.1(d) hereof and receiving a further notice from the Company pursuant to Section 2.1(d)(i)(C) hereof; or

     (ii) if, in the judgment of the Company, it is advisable to suspend use of the Prospectus for a period of time due to pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which the Company believes public disclosure will be prejudicial to the Company, the Company shall deliver a certificate in writing, signed by its Chief Executive Officer, Chief Financial Officer or General Counsel, to the Notice Holders, the Special Counsel and the Managing Underwriters, if any, to the effect of the foregoing and, upon receipt of such certificate, each such Notice Holder's Selling Period will not commence until such Notice Holder's receipt of copies of the supplemented or amended Prospectus provided for in Section 2.1(d)(i)(A) hereof, or until it is advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The Company will use all reasonable efforts to ensure that the use of the Prospectus may be resumed, and the Selling Period will commence, upon the earlier of (x) public disclosure of such pending material corporate development or similar material event or (y) a determination by the Company that, in the judgment of the Company, public disclosure of such material corporate development or similar material event would not be prejudicial to the Company. Notwithstanding the foregoing, the Company shall not under any circumstances be entitled to exercise its right under this Section 2.1(d) to defer the commencement of a Selling Period more than one time in any three-month period or two times in any twelve-month period, and the period in which a Selling Period is suspended shall not exceed fifteen days unless the Company shall deliver to such Notice Holders a second certificate to the effect set forth above, which shall have the effect of extending the period during which such Selling Period is deferred by up to an additional fifteen days, or such shorter period of time as is specified in such second certificate. In no event shall the Company be permitted to extend the period during which such Selling Period is deferred from and after the date a Notice Holder provides notice to the Company in accordance with this Section 2.1(d) of its intention to distribute Registrable Securities (a "Deferral Period")
                                                            ---------------
  beyond such 30-day period.

          SECTION 2.2.  Registration Procedures.  In connection with the
                        -----------------------
Company's registration obligations under Section 2.1 hereof, the Company shall effect such registrations to permit the sale of the Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

          (a) Prepare and file with the SEC a Registration Statement or Registration Statements on any appropriate form under the Securities Act available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method or methods of distribution thereof, and use its reasonable efforts to cause each such Registration Statement to become effective and remain effective as provided herein; provided, that before filing
                                                   --------
any such Registration Statement or Prospectus or any amendments or supplements thereto (other than documents that would be incorporated or deemed to be incorporated therein by reference and that the Company is required by applicable securities laws or stock exchange requirements to file) the Company shall furnish to the Initial Stockholders, the Initiating Holders, the Special Counsel and the Managing Underwriters of such offering, if any, copies of all such documents proposed to be filed, which documents will be subject to the review of the Initial Stockholders, the Initiating Holders, the Special Counsel and such Managing Underwriters, and the Company shall not file any such Registration Statement or amendment thereto or any Prospectus or any supplement thereto (other than such documents which, upon filing, would be incorporated or deemed to be incorporated by reference therein and that the Company is required by applicable securities laws or stock exchange requirements to file) to which the holders of a majority of the Registrable Securities covered by such Registration Statement, the Initial Stockholders, the Initiating Holders or the Special Counsel shall reasonably object in writing within two full Business Days.

          (b) Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable period specified in Section 2.1; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or such Prospectus as so supplemented.

          (c) Notify the selling Series B Securityholders, the Initial Stock holders, the Initiating Holders, the Special Counsel and the Managing Underwriters, if any, promptly, and (if requested by any such person) confirm such notice in writing, (i) when a Prospectus, any Prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, and of the contents of such request, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (v) of the existence of any fact or happening of any event which makes any statement of a material fact in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Registration Statement or Prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that
                                                                 --------
the Company shall not be required to disclose such fact or event if such fact or event has not been publicly disclosed, and (vi) of the Company's determination that a post-effective amendment to a Registration Statement would be appropriate.

          (d) Use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment.

          (e) If reasonably requested by an Initial Stockholder, the Initiating Holders, the Special Counsel, the Managing Underwriters, if any, or the holders of a majority of the Registrable Securities being sold, (i) promptly incorporate in a Prospectus supplement or post-effective amendment to a Registration Statement such information as the Initial Stockholders, the Initiating Holders, the Special Counsel, the Managing Underwriters, if any, or such holders, in connection with any offering of Registrable Securities, agree should be included therein as required by applicable law, and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as promptly as is practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment; provided, that
--------
the Company shall not be required to take any actions under this Section 2.2(e) that are not, in the reasonable opinion of counsel for the Company, in compliance with or required by applicable law.

          (f) Furnish to each selling Series B Securityholder, the Special Counsel, the Initial Stockholders, and each Managing Underwriter, if any, without charge, at least one conformed copy of the Registration Statement or Statements and any amendment thereto, including financial statements but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits (unless requested in writing by such Series B Securityholder, Special Counsel, Initial Stockholders, or Managing Underwriter).

          (g) Deliver to each selling holder of Registrable Securities, the Special Counsel, the Initial Stockholders, and each Managing Underwriter, if any, in connection with any offering of Registrable Securities, without charge, as many copies of the Prospectus or Prospectuses relating to such Registrable Securities (including each preliminary prospectus) and any amendment or supplement thereto as such persons may reasonably request; and the Company hereby consents to the use of such Prospectus or each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with any offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto.

          (h) Prior to any public offering of Registrable Securities, to register or qualify or cooperate with the selling Series B Securityholders, the Managing Underwriters, if any, and the Special Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any selling Series B Securityholder or Managing Underwriter reasonably requests in writing to the Company; keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided, that the
                                                             --------
Company will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in suits or to taxation in any such jurisdiction where it is not then so subject.

          (i) Cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of a selling holder of Registrable Securities, in which case the Company will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary to enable the selling holder or holders thereof or the Managing Underwriters, if any, to consummate the disposition of such Registrable Securities.

          (j) During any Selling Period (other than during a Deferral Period), immediately upon the existence of any fact or the occurrence of any event as a result of which a Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or a Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, promptly prepare and file a post-effective amendment to each Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document (such as a Current Report on Form 8-K) that would be incorporated by reference into the Registration Statement so that the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and so that the Prospectus will not contain any untrue statement of a material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, and, in the case of a post-effective amendment to a Registration Statement, use all reasonable efforts to cause it to become effective as promptly as is practicable.

          (k) Enter into such agreements (including, in the event of an Underwritten Offering, an underwriting agreement in form, scope and substance as is customary in Underwritten Offerings) and take all such other actions in connection therewith (including, in the event of an underwritten offering, those reasonably requested by the Managing Underwriters, if any, or the holders of a majority of the Registrable Securities being sold) in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into, and if the registration is an underwritten registration, (i) make such representations and warranties, subject to the Company's ability to do so, to the holders of such Registrable Securities and the underwriters with respect to the business of the Company and its subsidiaries, the Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Managing Underwriters, if any, Special Counsel and the holders of a majority of the Registrable Securities being sold) addressed to each of the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Special Counsel and Managing Underwriters; (iii) obtain "comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other certified public accountants of any subsidiary of the Company or any business acquired or to be acquired by the Company for which financial statements and financial data is, or is required to be, included in the Registration Statement), addressed to each of the Managing Underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "comfort" letters in connection with Underwritten Offerings; and (iv) deliver such documents and certificates as may be reasonably requested by the holders of a majority of the Registrable Securities being sold, the Special Counsel and the Managing Underwriters, if any, to evidence the continued validity of the representations and warranties of the Company and its subsidiaries made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

          (l) If requested in connection with a disposition of Registrable Securities pursuant to a Registration Statement, make available for inspection by a representative of the holders of Registrable Securities being sold, any Managing Underwriter participating in any disposition of Registrable Securities, if any, and any attorney or accountant retained by such selling holders or underwriter, financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the executive officers, directors and employees of the Company and its subsidiaries to supply all information reasonably requested by any such representative, Managing Underwriter, attorney or accountant in connection with such disposition; subject to reasonable written assurances by each such person that such information will only be used in connection with matters relating to such Registration Statement.

          (m) Comply with all applicable rules and regulations of the SEC and make generally available to its securityholders earning statements (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities
Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering, and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company commencing after the effective date of a Registration Statement, which statements shall cover said 12-month periods.

          (n) Cooperate with the selling Series B Securityholders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the selling Series B Securityholders may request.

          (o) Use all reasonable efforts to provide a CUSIP number for the Registrable Securities not later than the effective date of the registration.

          (p) Cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange or quotation system on which the Company's Common Stock is then listed no later than the date the Registration Statement is declared effective and, in connection therewith, to the extent applicable, to make such filings under the Exchange Act (e.g., the filing of a Registration Statement on Form 8-A) and to have such filings declared effective thereunder.

          (q) Cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc.

          (r) Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such Registration Statement.

          SECTION 2.3.  Holder's Obligations.
                        --------------------

          (a) Each holder of Registrable Securities agrees, by becoming a transferee of any Registrable Securities, that no holder of Registrable Securities shall be entitled to sell any of such Registrable Securities pursuant to a Registration Statement or to receive a Prospectus relating thereto, unless such holder has furnished the Company with the notice required pursuant to
Section 2.1(d) hereof (including the information required to accompany such notice) and, promptly after the Company's request, such other information regarding such holder and the distribution of such Registrable Securities as the Company may from time to time reasonably request. The Company may exclude from such registration the Registrable Securities of any holder who does not furnish such information provided above for so long as such information is not so furnished. Each holder of Registrable Securities as to which any Registration Statement is being effected agrees promptly to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such holder not misleading. Any sale of any Registrable Securities by any holder shall constitute a representation and warranty by such holder that the information relating to such holder and its plan of distribution is as set forth in the Prospectus delivered by such holder in connection with such disposition, that such Prospectus does not as of the time of such sale contain any untrue statement of a material fact relating to such holder or its plan of distribution and that such Prospectus does not as of the time of such sale omit to state any material fact relating to such holder or its plan of distribution necessary to make the statements in such Prospectus, in light of the circumstances under which they were made, not misleading.

          (b) The Company agrees (x) that if any holder of Registrable Securities shall send a written notice to the Company of an intended distribution of

Registrable Securities under the Shelf Registration pursuant to Section 2.1(d), the Company shall not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the period from first day of the applicable Selling Period until the date that is 90 days after the date when such holder shall have made such distribution of Registrable Securities under the Shelf Registration, as the holder or managing underwriter (in the case of an Underwritten Offering) shall advise the Company (provided that if the holder or
                                                 --------
managing underwriter shall fail to advise the Company of any such date prior to the end of the applicable Selling Period, such period shall end on the last day of the applicable Selling Period), except (i) as part of such registration, (ii) pursuant to registrations on Form S-4 or S-8 or any successor or similar forms thereto or (iii) as otherwise permitted by the managing underwriter of such offering (if any), and (y) to use all reasonable efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a public offering) to agree not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of such securities during such period except as part of such underwritten registration; provided that no holder of Registrable Securities included in any
              --------
underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such holder and such holder's intended method of distribution.

          SECTION 2.4.  Registration Expenses.  All fees and expenses incident
                        ---------------------
to the Company's performance of or compliance with this Agreement shall be borne by the Company whether or not any of the Registration Statements become effective. Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses
(x) with respect to filings required to be made with the National Association of Securities Dealers, Inc. and (y) of compliance with federal securities or Blue Sky laws (including, without limitation, fees and disbursements of Special Counsel in connection with Blue Sky qualifications of the Registrable Securities laws of such jurisdictions as the Managing Underwriters, if any, or holders of a majority of the Registrable Securities being sold may designate), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depositary Trust Company and of printing prospectuses if the printing of prospectuses is requested by the Special Counsel or the holders of a majority of the Registrable Securities included in any Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) reasonable fees and disbursements of counsel for the Company and the Special Counsel in connection with the Registration, (v) fees and disbursements of all independent certified public accountants referred to in
Section 2.2(k)(iii) hereof (including the expenses of any special audit and "comfort" letters required by or incident to such performance) and (vi) Securities Act liability insurance obtained by the Company in its sole discretion. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Company are then listed and the fees and expenses of any person, including special experts, retained by the Company. Notwithstanding the provisions of this
Section 2.4, each seller of Registrable Securities shall pay all registration expenses to the extent the Company is prohibited by applicable Blue Sky laws from paying for or on behalf of such seller of Registrable Securities.

          SECTION 2.5.  Indemnification.
                        ---------------

          (a) The Company agrees to indemnify and hold harmless each holder of Registrable Securities whose Registrable Securities are covered by any registration statement, its directors and officers and each other Person, if any, who controls such holder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which any such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such
                      --------
case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such holder specifically for use in the preparation thereof. In addition, the Company shall indemnify any underwriter of such offering and each other Person, if any, who controls any such underwriter within the meaning of the Securities Act in substantially the same manner and to substantially the same extent as the indemnity herein provided to each Indemnified Party. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any such director, officer, underwriter or controlling person and shall survive the transfer of such securities by such holder.

          (b) Each prospective seller of Registrable Securities hereunder shall indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section 2.5) the Company, each director of the Company, each officer of the Company and each other person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereof, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Any such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such seller. The amount payable by any prospective seller of Registrable Securities with respect to the indemnification set forth in this subsection (b) in connection with any offering of Registrable Securities will not exceed the amount of the gain realized by such prospective seller pursuant to such offering.

          (c) Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 2.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that
                                                                 --------
the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 2.5, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that the indemnifying party may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement of any such action which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party.

          (d) If the indemnification provided for in the preceding subdivisions of this Section 2.5 is unavailable to an indemnified party in respect of any expense, loss, claim, damage or liability referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such expense, loss, claim, damage or liability (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the holder or underwriter, as the case may be, on the other from the distribution of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the holder or underwriter, as the case may be, on the other in connection with the statements or omissions which resulted in such expense, loss, damage or liability, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the holder or underwriter, as the case may be, on the other in connection with the distribution of the Registrable Securities shall be deemed to be in the same proportion as (i) the product of the Liquidation Preference (as defined in Exhibit 1.7 of the Stock Agreement) multiplied by the number of shares of Series B Preferred Stock into which the Conversion Shares subject to the relevant distribution were converted, bears to (ii) the gain realized by the selling holder or the underwriting discounts and commissions received by the underwriter, as the case may be. The relative fault of the Company on the one hand and of the holder or underwriter, as the case may be, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company, by the holder or by the underwriter and parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that the foregoing contribution agreement shall not inure to the
--------
benefit of any indemnified party if indemnification would be unavailable to such indemnified party by reason of the proviso contained in the first sentence of subdivision (a) of this Section 2.5, and in no event shall the obligation of any indemnifying party to contribute under this subdivision (d) exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under subdivisions (a) or
(b) of this Section 2.5 had been available under the circumstances.

          The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this subdivision (d) were determined by pro rata allocation (even if the holders and any underwriters
                   --- ----
were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph and subdivision (c) of this Section
2.5. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

          Notwithstanding the provisions of this subdivision (d), no holder of Registrable Securities or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any such holder, the gain realized by such holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          SECTION 2.6.  Rule 144; Rule 144A; Form S-3.
                        -----------------------------

          (a) The Company will file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements. The Company further covenants that it will cooperate with any holder of Registrable Securities and take such further reasonable action as any holder of Registrable Securities may reasonably request (including, without limitation, making such reasonable representations as any such holder may reasonably request), all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Securities Act.

          (b) For so long as any shares of Registrable Securities are restricted securities within the meaning of Rule 144(a)(3) under the Securities Act, the Company covenants and agrees that it shall, during any period in which it is not subject to Section 13 or 15(d) of the Exchange Act, make available to any holder of Registrable Securities in connection with the sale of such holder Registrable Securities and any prospective purchaser of Registrable Securities from such, in each case upon request, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

          (c) The Company shall file the reports required to be filed by it under the Exchange Act and shall comply with all other eligibility requirements for use of Form S-3 set forth in the instructions to Form S-3 (other than Registration Requirement A.5).

                                  ARTICLE III

                                 MISCELLANEOUS

          SECTION 3.1.  Notices.  All notices and other communications provided
                        -------
for hereunder shall be dated and in writing and shall be deemed to have been given (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 3.1 and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section 3.1 or when delivery at such address is refused. Such notices shall be addressed to the appropriate party to the attention of the person who executed this Agreement at the address or telecopy number set forth under such party's signature below (or to the attention of such other person or to such other address or telecopy number as such party shall have furnished to each other party in accordance with this Section 3.1).

          SECTION 3.2.  Binding Nature of Agreement.  This Agreement shall be
                        ---------------------------
binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest, except as expressly otherwise provided herein.

          SECTION 3.3.  Descriptive Headings.  The descriptive headings of the
                        --------------------
several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

          SECTION 3.4.  Specific Performance.  Without limiting the rights of
                        --------------------
each party hereto to pursue all other legal and equitable rights available to such party for the other parties' failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

          SECTION 3.5.  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND
                        -------------
ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 3.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          SECTION 3.6.  WAIVER OF JURY TRIAL.  EACH OF PARTIES HERETO HEREBY
                        --------------------
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 3.7.  Counterparts.  This Agreement may be executed
                        ------------
simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

          SECTION 3.8.  Severability.  In the event that any one or more of the
                        ------------
provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

          SECTION 3.9.  Entire Agreement.  This Agreement is intended by the
                        ----------------
parties hereto as a final and complete expression of their agreement and understanding in respect to the subject matter contained herein. This Agreement supersedes all prior agreement and understandings, written or oral, between the parties with respect to such subject matter.

          SECTION 3.10.  Amendment and Waiver.  Any provision of this Agreement
                         --------------------
may be amended if, but only if, such amendment is in writing and is signed by the Company and Series B Securityholders owning, or having Series B Preferred Stock convertible into, at least a majority of shares of Common Stock either issued or issuable upon the conversion of all outstanding shares of Series B Preferred Stock, provided that no such amendment may adversely affect the rights
                 --------
of any Series B Securityholder unless signed by such Series B Securityholder. Any provision may be waived if, but only if, such waiver is in writing and is signed by the party or parties waiving such provision and for whose benefit such provision is intended.

          SECTION 3.11.  No Third Party Beneficiaries.  Nothing in this
                         ----------------------------
Agreement shall convey any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

          SECTION 3.12.  Effectiveness.  This Agreement shall become effective
                         -------------
immediately at such time when (i) the Agent shall have received duly executed counterparts hereof signed by the Company and each of the Banks (or, in the case of any party as to which an executed counterpart thereof shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party) and (ii) the Effective Date under the Stock Agreement shall occur.

          SECTION 3.13.  No Inconsistent Agreements.  The Company has not
                         --------------------------
entered into and will not enter into any registration rights agreement or similar arrangements the performance by the Company of the terms of which would in any manner conflict with, restrict or be inconsistent with the performance by the Company of its obligations under this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.


                         PERINI CORPORATION


                         By:  ______________________________
                              Name:
                              Title:


                         By:  ______________________________
                              Name:
                              Title:

                         Address for Notices:
                         --------------------
                         73 Mount Wayte Avenue
                         Framingham, MA  01701
                         Facsimile number: (508) 628-2960

                         PB CAPITAL PARTNERS, L.P.


                         By: Richard C. Blum & Associates, L.P., its General Partner

                              By: Richard C. Blum & Associates, Inc., its General Partner

                                    By:  ________________________
                                         Name:
                                         Title:

                         Address for Notices:
                         --------------------
                         909 Montgomery Street
                         Suite 400
                         San Francisco, California 94133
                         Attn:      Alexander Dean
                         Facsimile Number:  415-434-3130


                         UNION LABOR LIFE INSURANCE COMPANY
                         SEPARATE ACCOUNT P

                         By:  ____________________________________
                              Name:
                              Title:

                         Address for Notices:
                         --------------------
                         111 Massachusetts Avenue, N.W.
                         Washington, D.C.  20001
                         Attn:      Michael P. Steed
                         Facsimile Number:  202-682-7970

                               VOTING AGREEMENT
                               ----------------


     THIS VOTING AGREEMENT, dated as of November __, 1996 (this "Agreement"), is by and among PB CAPITAL PARTNERS, L.P., a Delaware limited partnership ("PB"), PERINI CORPORATION, a Massachusetts corporation (the "Corporation"), DAVID B. PERINI ("D. Perini"), [PERINI MEMORIAL FOUNDATION (the "Foundation"),] BART PERINI ("B. Perini"), [DAVID B. PERINI TESTAMENTARY TRUST (the "Trust"),] Ronald Tutor ("Tutor"), and TUTOR-SALIBA CORPORATION ("Tutor-Saliba"). PB, D. Perini, the Foundation, B. Perini, the Trust, Tutor, and Tutor-Saliba are referred to collectively herein as the "Stockholders" and each individually as a "Stockholder."

     WHEREAS, each Stockholder is the record and beneficial owner of (1) that number of shares of Common Stock, par value $1.00 per share ("Common Stock"),
(2) that number of Series B Cumulative Convertible Preferred Stock ("Series B Cumulative Convertible Preferred Stock"), and (3) that number of Series A Junior Participating Cumulative Preferred Stock ("Series A Junior Participating Stock") of the Corporation, set forth opposite such Stockholder's name on Exhibit A attached hereto (the Common Stock, Series B Cumulative Convertible Preferred Stock, and Series A Junior Participating Stock, together with any other series or classes of voting stock to be issued by the Corporation, collectively the "Perini Voting Stock"); and

     WHEREAS, pursuant to a "Stock Purchase and Sale Agreement, dated July 24, 1996, by and among PB, Richard C. Blum & Associates, L.P. ("RCBA"), and the Corporation (the "Stock Purchase Agreement"), the Corporation has agreed to sell to PB, and PB has agreed to purchase from the Corporation, 150,150 shares of Series B Cumulative Convertible Preferred Stock in consideration for the payment to the Corporation of $30,030,000.00; and

     WHEREAS, PB has made the execution of this Voting Agreement a condition to the purchase of the shares of Series B Cumulative Convertible Preferred Stock and regards this Voting Agreement as integral to the economic value of such securities; and

     WHEREAS, PB (together with certain of its assigns) are simultaneously purchasing such securities; and

     WHEREAS, in order to induce PB to enter into the Stock Purchase Agreement, the Stockholders desire to enter into this Agreement, which shall inure to the benefit of PB;

     NOW, THEREFORE, for and in consideration of $10.00 and the premises and mutual covenants and agreements hereinafter contained, the Stockholders hereby agree as follows:

     1.   Voting of Shares for Election of Directors.  Each Stockholder hereby
          ------------------------------------------
agrees to vote or cause to be voted all Perini Voting Stock owned or hereafter acquired by him or it, or over which he or it has voting control in such Stockholder's own right, in favor of the election to the Board of Directors of the representative designated by PB at the next annual or special meeting of stockholders at which directors will be elected("Meeting"), which Director shall serve until his successor is elected and qualified or until his earlier resignation or removal. At any time during the term of this Agreement, the Corporation shall cause the nomination for election to the Board of Directors of the representatives of PB designated in accordance with the Certificate of Vote, and shall call such Stockholders' meetings as may be necessary or requested by PB to effect any such election. The representatives designated by PB shall be reasonably satisfactory to the Corporation.

     2.   Term.  This Agreement shall remain in force and effect until
          ----
immediately after the holding of the next Meeting at which the Director designated pursuant to Section 1 is elected.

     3.   Changes in Common Stock.  In the event that subsequent to the date of
          -----------------------
this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the stockholders of the Corporation pursuant to a plan of merger) are issued on, or in exchange for, any of the shares of the Perini Voting Stock held by the Stockholders by reason of any stock dividend, stock split, consolidation of shares, reclassification, or consolidation involving the Corporation, such shares or securities shall be deemed to be Perini Stock for purposes of this Agreement.

     4.   Representations of Stockholders.  Each Stockholder hereby represents
          -------------------------------
and warrants that (i) he owns and has the right to vote the number of shares of the Perini Voting Stock set forth opposite his name on Exhibit A attached hereto, (ii) each of the Stockholders has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement that would conflict with the purposes or provisions of this Agreement, and (iii) he will not take any action inconsistent with the purposes and provisions of this Agreement.

     5.   Enforceability; Validity. Irreparable damage would result in the event
          ------------------------
that the provisions of this Agreement are not specifically enforced. Therefore, the rights to, or obligations of, the parties hereto shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     6.   Benefit.  Subject to the provisions of Section 9, this Agreement shall
          -------
be binding upon, and inure to the benefit of, the respective parties hereto and their successors, assigns, and transferees.

     7.   Governing Law.  This Agreement shall be governed by and construed and
          -------------
enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within the Commonwealth of Massachusetts.

     8.   Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9.   Legending. Upon the execution of this Agreement, each certificate or
          ---------
other instrument for Perini Voting Securities now registered or to be issued in the name of the Stockholders shall be endorsed by the Secretary of the Corporation as follows:

     "This certificate is subject to that certain Voting Agreement dated as of November __, 1996 by and among the Corporation and certain of the holders of its voting stock, a copy of which is on file in the office of the Corporation and is available upon request of any Stockholder without charge."

Provided, however, that each of the Trust and the Foundation shall be entitled to withhold from the legending required by this Section up to ten percent (10%) of its Perini Voting Stock and that such stock -- if disposed of to an unaffiliated third party prior to the Meeting -- shall not be subject to this Voting Agreement.

     10.  Terms.  All terms not otherwise defined in this Agreement shall have
          -----
the meaning set forth in the Stock Purchase Agreement.

     IN WITNESS WHEREOF, the Stockholders have executed this Agreement as of the date first above written.

PERINI CORPORATION                          PB CAPITAL PARTNERS, L.P.


___________________________________         ________________________________
By:__________________________
Its:___________________________

DAVID B. PERINI                          [PERINI MEMORIAL FOUNDATION


__________________________________       ___________________________________
                                         By:______________________________
                                         Its:______________________________]

BART PERINI                              [DAVID B. PERINI TESTAMENTARY TRUST


___________________________________      ___________________________________
                                         By:______________________________
                                         Its:_____________________________]

RONALD TUTOR                             TUTOR-SALIBA CORP.


___________________________________      ___________________________________
                                         By:______________________________
                                         Its:____________________________

                                   EXHIBIT A
                                   ---------


                                             SERIES B CUMULATIVE         SERIES A JUNIOR
                             COMMON STOCK   CONVERTIBLE PREFERRED    PARTICIPATING PREFERRED
                                                    STOCK                     STOCK
PB Capital
Partners, L.P.
---------------------------------------------------------------------------------------------
David Perini
---------------------------------------------------------------------------------------------
David Perini Foundation
---------------------------------------------------------------------------------------------
Bart Perini
---------------------------------------------------------------------------------------------
Perini Testamentary
 Trust
---------------------------------------------------------------------------------------------
Tutor-Saliba
 Corporation
---------------------------------------------------------------------------------------------
Ronald Tutor
---------------------------------------------------------------------------------------------

                             MANAGEMENT AGREEMENT


     THIS MANAGEMENT AGREEMENT (the "Agreement") is made and entered into as of November __, 1996 by and among Perini Corporation, a Massachusetts corporation ("Perini"), Tutor-Saliba Corporation, a California corporation ("Tutor-Saliba") and Ronald N. Tutor ("Tutor"), an individual and President of Tutor-Saliba.

     WHEREAS, Perini has had some difficulty meeting its cash requirements for the past year due to, inter alia, its high level of capital-intensive civil construction work and the cash support required by its real estate assets;

     WHEREAS, Perini's financial condition has impeded its ability to perform on existing projects and to bid on new projects;

     WHEREAS, during the course of 1996, Perini engaged in an extensive search for new capital to support its cash needs and to provide it the opportunity to improve operations and improve its competitiveness in the general contracting and construction industry;

     WHEREAS, as a result of its search for capital, Perini entered into a Stock Purchase and Sale Agreement dated July 24, 1996 by and among Perini, PB Capital Partners, L.P., a Delaware limited partnership ("PB Capital Partners"), and Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA") (as amended through the date hereof, the "Stock Purchase Agreement"), pursuant to which it is contemplated that Perini will issue convertible preferred stock to PB Capital Partners in exchange for an investment by PB Capital Partners of $30,030,000 (the "Investment");

     WHEREAS, Tutor-Saliba is a limited partner of PB Capital Partners;

     WHEREAS, Tutor-Saliba directly owns approximately 7.24% of the outstanding common stock, par value $1.00 per share (the "Common Stock") of Perini;

     WHEREAS, Tutor-Saliba has from time to time engaged in construction joint ventures with Perini under the name Tutor-Saliba/Perini;

     WHEREAS, considering the existing and potential relationships, direct and indirect, between Tutor-Saliba and Perini, as well as Tutor's expertise and achievements in the construction industry, the parties hereto desire, in connection with and contingent upon the Investment, that Tutor-Saliba provide the services of Tutor to Perini, for the purpose of providing direction to Perini with respect to its ongoing and future construction operations and improving Perini's operating efficiency and thus its ability to successfully compete for new projects and in new areas;

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

     1.   Effectiveness.  Unless sooner terminated pursuant to Section 6 hereof,
          -------------
this Agreement shall become effective on the date of the closing of the Investment (the "Effective Date").

     2.   Management.
          ----------

          (a) Tutor-Saliba and Tutor each hereby agree to provide to Perini the management services of Tutor, to assist Perini from time to time (but for no more than ten (10) days in any calendar month, unless the parties otherwise agree in writing) as described in Section 2(b) hereof or as the parties hereto may otherwise agree.

          (b) Tutor shall initially serve as acting Chief Operating Officer of Perini, and will provide direction with respect to Perini's ongoing and future construction operations, with the goal of achieving greater operating efficiencies, reducing Perini's need for working capital, reducing Perini's exposure to risk by negotiating and bidding on construction projects that will yield higher profit margins than current projects, negotiating with Perini's lenders, bonding companies and insurers, and generally improving Perini's cash flow situation and competitive position in the general contracting and construction industry.

          (c) Perini hereby agrees to take all action which may be required to:
(i) appoint Tutor acting Chief Operating Officer of Perini; (ii) provide Tutor with the use of an office at Perini's principal executive offices and administrative and other support services as may be reasonably necessary in connection with the performance of Tutor's services under Section 2(b) hereof;
(iii) make available to Tutor the services of such of its employees and consultants as may be reasonably necessary to the performance of the services described in Section 2(b) above; and (iv) issue the Option (as defined below) and otherwise pay the management fee pursuant to Section 3 hereof.

     3.   Compensation.  In return for the provision of Tutor's services, Perini
          ------------
shall pay a management fee as follows:

          (a) On the Effective Date, Perini shall issue to Tutor, pursuant to Perini's 1982 Stock Option and Long-Term Performance Incentive Compensation Plan, as amended (the "Plan") (or, in the event options are unavailable for issuance under such plan, with similar terms and conditions as under the Plan), an option (the "Option") exercisable for 150,000 shares of Common Stock, with an exercise price per share equal to the closing price of the Common Stock on the American Stock Exchange on the day prior to the Effective Date. The Option will first become exercisable forty months after the Effective Date.

          (b) Beginning on the Effective Date, Perini shall pay a fee to Tutor-Saliba at the rate of $150,000 per year, such amount to be paid in twelve equal monthly installments in arrears on the 15th of each month, or as the parties hereto shall otherwise agree in writing.

     4.   Limitation of Liability.
          -----------------------

          (a) Neither Tutor nor Tutor-Saliba makes any express or implied representation, warranty or guaranty to Perini relating to the services to be performed by Tutor pursuant to this Agreement or the quality or results of such services.

          (b) Neither Tutor nor Tutor-Saliba shall be liable to Perini or to any of its subsidiaries or affiliates or to any third party for failure to perform the services to be performed by either of them pursuant to this Agreement for any expense, claim, loss or damage, including, without limitation, indirect, special, consequential or exemplary damages, suffered other than by reason of such party's intentional failure to perform the services to be performed by such party pursuant to this Agreement, or by reason of action taken or omitted to be taken by such party which was in bad faith and in a manner not reasonably believed by such party to be in the best interests of Perini.

     5.   Indemnification.  Perini shall indemnify and hold Tutor and Tutor-
          ---------------
Saliba harmless against all loss, cost, liability and expense arising out of the performance of this Agreement by Tutor and Tutor-Saliba, upon the same terms and conditions as those provided to officers and directors of Perini by Section 9 of the By-laws of Perini. A true, complete and correct copy of Section 9 of the By-laws of Perini is attached hereto as Exhibit A.
                                        ---------

     6.   Termination.  Unless earlier terminated by the parties, this Agreement
          -----------
shall terminate upon the earliest to occur of (i) December 31, 1998, (ii) Tutor's inability to perform the services contemplated hereby, whether because of death, disability or otherwise, (iii) written notice from Perini to Tutor after, in the determination of a majority of the Executive Committee of the Board of Directors of Perini, Tutor has failed to perform his obligations under this Agreement, and (iv) the reasonable determination by the Board of Directors or Executive Committee of Perini, and written notice thereof to Tutor, that it would be inadvisable for Tutor to continue performing the services contemplated by this Agreement.

     7.   Governing Law.  This Agreement shall be construed under and governed
          -------------
by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

     8.   Notices.  Any notice, request, demand or other communication required
          -------
or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO TUTOR-SALIBA
OR TUTOR:            Tutor-Saliba Corporation
--------
                     c/o Ronald N. Tutor
                     15901 Olden Street
                     Sylmar, CA 91342
With a copy to:      [COUNSEL]

TO PERINI:           Perini Corporation
---------
                     73 Mt. Wayte Avenue
                     Framingham, MA 01701-9160
                     Attn:  Mr. David B. Perini

With a copy to:      Goodwin, Procter & Hoar  LLP
                     Exchange Place
                     Boston, MA  02109
                     Fax (617) 523-1231
                     Attn:  Richard A. Soden, Esq.

Any notice given hereunder may be given on behalf of any party by such party's counsel or other authorized representative.

     9.   Entire Agreement.  This Agreement, including the exhibit referred
          ----------------
to herein, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein.

     10.  Assignability; Binding Effect.  This Agreement shall not be assignable
          -----------------------------
by any of the parties hereto without the written consent of the other parties. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     11.  Execution in Counterparts.  For the convenience of the parties and to
          -------------------------
facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     12.  Amendments.  This Agreement may not be amended or modified, nor may
          ----------
compliance with any covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     13.  Confidentiality.  Tutor-Saliba and Tutor each hereby agree (i) to keep
          ---------------
confidential and not use in any manner adverse to Perini or any of its subsidiaries or affiliates any confidential information about Perini, any of its subsidiaries or any of its affiliates, including without limitation financial information, trade secrets, bidding processes and other information with respect to actual or prospective bids made or being considered to be made by any of them and (ii) to indemnify and hold harmless Perini, its subsidiaries and its affiliates for any and all loss, cost, liability and expense arising out of a breach of this provision.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

                                    PERINI CORPORATION

                                    By:_________________________________________
                                    Title:


                                    TUTOR-SALIBA CORPORATION

                                    By:_________________________________________
                                    Title:


                                    RONALD N. TUTOR

                                    ----------------------------------

                                                                      EXHIBIT 42

                  AMENDMENT TO BY-LAWS OF PERINI CORPORATION
                  ------------------------------------------


              1. Section 3.3 of the By-Laws shall be amended and restated in its entirety as follows:


                  "3.3 Executive Committee and Other Committees. The directors,
                       ----------------------------------------
     by a vote of a majority of the directors then in office, shall elect from their number an Executive Committee composed of five members and may elect such other committees the directors shall determine, and delegate to them authority to act as and for the Board to the extent permitted by law and as provided herein.

                       "(A) Neither the board of directors nor the Corporation shall take any of the following actions without the prior approval of a majority of the members of the Executive Committee: (a) any borrowing or guarantee by the corporation exceeding $15 million, (b) except for issuances of stock or stock options pursuant to the corporation's incentive compensation plans or programs, any issu ance of stock (whether common or preferred, whether voting or non-voting, whether junior or senior to the Series B Cumulative Convertible Preferred Stock) other than Common Stock of the corporation in an amount not exceeding five percent (5%) of the issued and outstanding Common Stock on September __, 1996, (c) any strategic alliance (other than a construction joint venture) involving a capital commitment exceeding $5 million, (d) any asset sale or lease exceeding $5 million (other than equipment dispositions in the normal course of business); (e) any redemption or amendment of the Preferred Share Purchase Rights, of the kind authorized and declared on September 23, 1988 and distributed by the Corporation in September 1988 as the same have been amended prior to September __, 1996 ('Rights'), or the preferred stock of the Corporation issuable upon the exercise of such Rights, or any amendment of the Rights Agreement by and between the Corporation and the First National Bank at Boston, dated as of September 23, 1988, as amended; and
     (f) any termination of (other than a termination upon expiration) or amendment to the management agreement between the Corporation and Tutor-Saliba Corporation; provided, however, that for purposes of this Section
                         --------  -------
     3.3(A) of the By-Laws, approval of the Executive Committee shall not be required for any decision by the Board of Directors to redeem the Series B Cumulative Convertible Preferred Stock pursuant to Section 6(a) of the terms thereof. Notwithstanding the foregoing sentence, the board of directors of the Corporation may take any of the actions specified in the preceding sentence if, after having consulted with and considered the advice of outside counsel, it has reasonably determined in good faith that the failure of the board to take such action would be likely to cause the members of such board to breach their fiduciary duties under applicable law.

                       "(B) The Executive Committee shall make the rules for the conduct of its business; provided, however, that it shall have no permanent
                              --------  -------
     chairman, shall report its actions to the board of directors, and shall keep minutes of its meetings. Other Committees created and elected by the directors may exercise such powers other than those powers delegated to the Executive Committee, as the directors determine. Except as the directors may otherwise determine, any such other committee may make the rules for the conduct of its business, but unless otherwise provided by the directors or waived, its business shall be conducted, or its actions taken as nearly as may be the same manner as is provided for by these by-laws with respect to meetings or for the conduct of business or the taking of action by the directors.

                       "(C) All members of such committees shall hold such offices, and all such committees shall exist, solely at the pleasure of the board of directors; provided, however, that the Executive Committee may not
                         --------  -------
     be disbanded, reorganized, or reconstituted without the prior written approval of a majority of the members of the Executive Committee as constituted prior to such change (if the holders of the Series B Cumulative Convertible Preferred Stock then have the right to designate more than one member of the Executive Committee pursuant to the Certificate of Vote establishing such series, including the members so designated by the holders of the Series B Cumulative Convertible Preferred Stock); provided
                                                                      --------
     further, however, that the board shall not take any action that would
     -------  -------
     result in there being fewer members of the Executive Committee designated by the holders of the Series B Cumulative Convertible Preferred Stock than such holders are entitled to designate pursuant to the Certificate of Vote establishing such series. The board shall have the power to rescind any action of any committee (other than decisions or actions of the Executive Committee pursuant to Section 3.3(A) or 4.5 hereof); provided, however,
                                                          --------  -------
     that no such rescission shall have any retroactive effect."

          2. Section 4.5 of the By-Laws shall be amended by replacing the phrase "subject to the direction of the directors" each time it appears therein with "subject to the direction of the Executive Committee for so long as it exists and thereafter subject to the direction of the directors."

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